Exhibit 1.11

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MANAGEMENT PROXY CIRCULAR

MAY 10, 2018

SEMAFO

INTERNATIONAL EXPERTISE®
HUMAN ADVOCACY

GEARING UP FOR GROWTH

Notice of our 2018 annual general meeting of shareholders

You are invited to our 2018 annual general meeting of shareholders.

When	Where

Thursday, May 10, 2018	Club Saint-James - Salon Midway

10:00 am	1145, Union Avenue

Montréal, Québec, H3B 3C2

Your vote is important

If you held common shares of SEMAFO on March 26, 2018, you are entitled to receive notice of and to vote at this meeting.

We use the Notice and access procedure to deliver meeting materials to our shareholders. Notice and Access allows companies to post meeting materials online rather than send them by mail, helping the environment and reducing mailing costs. You can view your meeting materials online at www.semafo.com/2018_Proxy_Material_EN and at www.sedar.com.

You may obtain a paper copy of the meeting materials at no cost. If the control number indicated on your proxy or voting instruction form contains:

●	15 digits, please call the toll-free number 1-866-962-0498 if you are in North America or (+1) 514 982-8716 if you are outside North America

●	16 digits, please call the toll-free number 1-877-907-7643 if you are in North America or (+1) 905-507-5450 if you are outside North America.

You will need to enter your control number. Additional information on how the notice and access rules work can also be obtained at either of these numbers. Make sure that you call the appropriate telephone number depending on the number of digits indicated on your proxy or voting instruction form.

In order to allow you sufficient time to receive and review the meeting materials and return the form of proxy or voting instructions form in the prescribed time, paper copies of the meeting materials must be requested no later than April 26, 2018.

The enclosed management proxy circular describes what the meeting will cover and how to vote. Please read it carefully.

By order of the Board.

(Signed)

Eric Paul-Hus

Vice-President, Law, Chief Compliance Officer and Corporate Secretary

March 29, 2018

Saint-Laurent, Québec

Management proxy circular

In this document, you and your refer to the shareholder. We, us, our and SEMAFO mean SEMAFO Inc.

You have received this circular because you owned SEMAFO common shares on March 26, 2018.

As a shareholder, you have the right to attend our annual general meeting of shareholders on May 10, 2018 at 10:00 am and to vote your shares in person or by proxy. Your proxy is solicited by management.

On March 6, 2018, the Board of directors approved the contents of this document and authorized us to send it to you. We have also sent a copy to the auditors. The information in this circular is as of March 6, 2018 unless otherwise indicated.

Your vote is important. This circular describes what the meeting will cover and how to vote. Please read it carefully and vote, either by proxy or by attending the meeting in person.

(Signed)

Eric Paul-Hus

Vice-President, Law, Chief Compliance Officer and Corporate Secretary

March 29, 2018

Letter to Shareholders

Fellow Shareholders,

2017 was a year of significant accomplishments and great sorrow. As we mourn the loss in late 2017 of Jean Lamarre, the Chair of the Board, we look forward to building on a solid base for 2018 and beyond. Our Annual General Meeting will be held on Thursday, May 10, 2018 at 10:00 am at Club Saint-James in Montréal. At the meeting, you will vote on important matters, have the opportunity to hear about our performance in 2017 and our plans for the future, including our objective to produce from 2019 to 2023 over 400,000 ounces a year at an average all-in sustaining cost of $700. Members of the Board and of management look forward to have the opportunity to meet face to face with you and answer your questions on our bright future.

We invite you to read our Management Proxy Circular, to exercise your right to vote and look forward to seeing you at the meeting.

Yours sincerely,		John LeBoutillier
(Signed) John LeBoutillier Chair of the Board	(Signed) Benoit Desormeaux, CPA, CA President and Chief Executive Officer

Benoit Desormeaux

Our Shareholders’ Meeting

WHAT THE MEETING IS ABOUT

Directors

You will elect directors to the Board. Nominee directors starting on page 9 tells you about the nominee directors, their background, experience, the Board committees they sit on, the other companies they serve as board members, their continuing education activities in 2017 as well as their ownership in SEMAFO. All directors are elected for a term of one year.

Auditors

You will vote on appointing the auditors. The Board, on the recommendation of the Audit committee, proposes that PricewaterhouseCoopers LLP (PwC) be reappointed as auditors. Auditors on page 19 tells you about the services PwC provided in 2017 and 2016 and the fees we paid them. A representative of PwC has been invited to and will attend the meeting.

Say on Pay

You will vote on our approach to executive compensation. Your vote is advisory and non-binding and will provide feedback to the Human resources and corporate governance committee and the Board. See page 20.

Financial statements

See our 2017 consolidated audited financial statements available on www.semafo.com. You will receive the consolidated audited financial statements for the year ended December 31, 2017 and the auditors’ report on these statements.

Principal shareholder

As of March 6, 2018, to the best of our knowledge and belief, Van Eck Associates Corporation directly or indirectly held 33,042,939 SEMAFO common shares or approximately 10.17% of our common shares.

Notice and Access

A few years ago, we elected to use the Notice and Access rules to reduce the volume of paper and the costs of mailing the meeting materials for your meeting. Instead of receiving this circular, you will receive, with the form of proxy or voting instruction form, a Notice of meeting with instructions on how to access the remaining meeting materials online. The circular attached and other relevant materials are available at www.semafo.com/English/investor-relations/financials/regulatory-filings/default.aspx and on the Canadian Securities Administrators’ website at www.sedar.com. Please review the meeting materials and vote.

You may obtain a paper copy of the meeting materials at no cost. If the control number indicated on your proxy or voting instruction form contains:

●	15 digits, please call the toll-free number 1-866-962-0498 if you are in North America or (+1) 514 982-8716 if you are outside North America

●	16 digits, please call the toll-free number 1-877-907-7643 if you are in North America or (+1) 905-507-5450 if you are outside North America.

You will need to enter your control number. Additional information on how the notice and access rules work can also be obtained at either of these numbers. Make sure that you call the appropriate telephone number depending on the number of digits indicated on your proxy or voting instruction form.

In order to allow you sufficient time to receive and review the meeting materials and return the form of proxy or voting instructions form in the prescribed time, paper copies of the meeting materials must be requested no later than April 26, 2018.

Voting

If you held common shares at the close of business on March 26, 2018 (known as the record date), you are (or the person you appoint as proxyholder is) entitled to vote at the meeting. Each common share gives you the right to one vote. As of March 6, 2018, we had 324,981,664 common shares outstanding entitled to be voted at the meeting.

You can vote by proxy, or you can attend the meeting and vote your shares in person.

Voting by proxy

Voting by proxy means that you are giving someone else (your proxyholder) the authority to attend the meeting (or any postponement or adjournment) and vote for you.

John LeBoutillier, the Chair of the Board, or in his absence, Benoit Desormeaux, our President and Chief Executive Officer, or in his absence, Gilles Masson, the Chair of the Audit Committee, have agreed to act as proxyholders to vote your shares at the meeting according to your instructions. Alternatively, you can appoint someone else to represent you and vote your shares at the meeting.

If you appoint the people named above (named proxyholders) but do not tell them how you want to vote your shares, your shares will be voted:

●	FOR electing the nominee directors named in the proxy form and this circular

●	FOR appointing PwC as auditors

●	FOR the advisory resolution on our approach to executive compensation (Say on Pay).

If there are amendments or other items of business that are properly brought before the meeting, the named proxyholders (or alternatively, your proxyholder) can vote as he or she sees fit.

PROXY VOTING PROCESS

The voting process is different depending on whether you are a registered or non-registered shareholder.

You are a registered shareholder if your name appears on your share certificate.

You are a non-registered shareholder if your bank, trust company, securities broker, trustee or other financial institution holds your shares (your nominee). This means the shares you own are not registered in your name, but instead in your nominee’s name.

Registered shareholders

You can vote by mail, telephone, Internet, in person at the meeting or appointing someone else to attend the meeting and vote your shares for you.

By Mail

Complete your proxy form, sign and date it, and send it to Computershare Trust Company of Canada (Computershare) in the envelope provided.

By Telephone

Call toll free 1-866-732-vote (8683) from a touch tone phone. Follow the instructions. You will need your control number, which appears on your proxy form. We need to receive your voting instructions before 5:00 pm (EDT) on May 8, 2018.

On the Internet

Go to www.investorvote.com and follow the instructions on screen. You will need your control number, which appears on your proxy form. We need to receive your voting instructions before 5:00 pm (EDT) on May 8, 2018.

In person at the meeting

Do not complete the proxy form. When you arrive at the meeting, please see a representative of Computershare. Your vote will be taken and counted at the meeting.

Appointing someone else to attend the meeting and vote your shares for you

Insert the name of the person you are appointing as your proxyholder where provided. This person does not need to be a shareholder. Make sure your proxyholder attends the meeting. He or she will need to see a representative of Computershare upon arrival.

Non-registered shareholders

If you plan to vote by proxy, follow the instructions on the form. If you plan to vote in person at the meeting, follow the instructions on the form, or contact your nominee to find out how you can attend the meeting and vote in person. If you plan to appoint a proxyholder to attend the meeting for you, your nominee has its own voting instructions. Be sure to follow the instructions on the form.

SIGNING THE PROXY

If you are an administrator, trustee, attorney or guardian for a person who beneficially holds or controls SEMAFO common shares, or an authorized officer or attorney acting on behalf of a corporation, estate or trust that beneficially holds or controls our common shares, please follow the instructions on the proxy form.

SEND US YOUR PROXY FORM RIGHT AWAY

Your vote will be counted if Computershare receives your proxy form before 5:00 pm (EDT) on May 8, 2018 or 5:00 pm (EDT) on the business day preceding any meeting that is postponed or adjourned, and the form has been completed properly.

Changing your vote

If you have voted by proxy, you can revoke your vote in the following ways:

Registered shareholders

Instructions that are provided by a form with a later date, or at a later time in the case of voting by telephone or on the Internet, will revoke any prior instructions if they are received before the meeting (or by 5:00 pm (EDT) on May 8, 2018 if voting by telephone). Otherwise:

●	Send a notice in writing to the corporate secretary at:

SEMAFO Inc.

100, Alexis-Nihon Blvd., 7th Floor

St-Laurent (Québec) H4M 2P3

Canada

so it is received by 5:00 pm (EDT) on May 8, 2018. If the meeting is postponed or adjourned, you will need to send the notice by 5:00 pm (EDT) on the business day before the postponed or adjourned meeting is held.

●	Give notice in writing to the chair of the meeting at the meeting or the postponed or adjourned meeting.

Non-registered shareholders

Instructions that are provided by a form with a later date, or at a later time in the case of voting by telephone or on the Internet, will revoke any prior instructions provided they are received before the meeting (or by 5:00 pm (EDT) on May 8, 2018 if voting by telephone). Otherwise, contact your nominee if you want to revoke your proxy, change your voting instructions or if you change your mind and decide to vote in person.

The notice can be from you or your attorney if he or she has your written authorization. If the shares are owned by a corporation, the written notice must be from an authorized officer or attorney.

Advance Notice By-Law

At your 2017 meeting, you ratified By-Law No. 2017-1 (Advance Notice By-Law) amending our By-Law No. 2012-1.

The effect of the Advance Notice By-Law is to:

●

ensure that all shareholders receive adequate notice of director nominations and sufficient time and information with respect to all nominees to make appropriate deliberations and register an informed vote, and

●	facilitate an orderly and efficient process at your meetings.

The Advance Notice By-Law fixes the deadlines by which shareholders must submit director nominations to SEMAFO prior to any annual or special meeting of shareholders and sets forth the information that a shareholder must include in a timely written notice to SEMAFO for any director nominee to be eligible for election at such meeting of shareholders. Shareholders who fail to comply with the Advance Notice By-Law will not be entitled to make nominations for directors at the May 10th meeting of shareholders.

You can find the full text of the Advance Notice By-Law and of By-Law No. 2017-1 on our website at www.semafo.com/English/investor-relations/Corporate-Documents—Policies/default.aspx. You may also get a copy of either document, free of charge, by writing to our Corporate Secretary at the address set forth on page 8.

Nominee Directors

Our articles and By-Laws provide that the minimum number of directors is three and the maximum number is 15. This year, the Board has passed a resolution to the effect that seven directors are to be elected. All of them currently serve on the Board.

We have assembled a Board that is the right size and has the relevant skills and experience to function efficiently and manage our business and affairs. The average tenure on the Board is 7.86 years and the directors’ average age is 64 years old. The Board is of the view that it has struck the right balance in terms of age, experience and replenishment.

Six of the nominee directors are independent while Mr. Benoit Desormeaux, our President and Chief Executive Officer, is not. If elected, directors will serve until the end of your next annual meeting or until a successor is elected or appointed.

Unless otherwise instructed, the named proxyholders will vote FOR the election of each nominee director.

Policy on Majority Voting

The Board believes that each of its members should carry the confidence and support of the majority of shareholders and, consequently, adopted a majority voting policy.

In the event that a nominee director receives more WITHHELD than FOR votes, then the nominee will be considered not to have received your support, even though duly elected as a matter of corporate law. Such nominee shall forthwith submit to the Board his or her resignation. The Human resources and corporate governance committee will then assess all circumstances relating to this situation and, as the case may be, will recommend to the Board whether to accept the resignation of the nominee. The nominee cannot be present, participate or vote at the Human resources and corporate governance committee and Board meetings (or part of the meetings) where the refusal or acceptance of his or her resignation is discussed.

The Board will have 90 days from the date of the shareholders’ meeting to issue a press release announcing the resignation of the nominee or explaining the exceptional circumstances that justify that the resignation has not been accepted. The Board may, at its discretion, fill the vacancy created by the resignation or otherwise act in accordance with applicable laws. This policy does not apply in any case where proxy material is circulated in support of one or more nominees who are not supported by the Board.

Directors’ Equity Ownership requirement

In 2015, the Human resources and corporate governance committee updated our ownership requirement for directors. To this end, the Human resources and corporate governance committee requested that management and PCI-Perrault Conseil Inc. (Perrault Conseil; an independent consulting firm) review the share ownership policy for directors of the following gold mining companies comparable to SEMAFO on various fronts. These companies were:

●    Alamos Gold Inc.

●    Alacer Gold Corp.

●    Amara Mining plc.

●    Argonaut Gold Inc.

●    Aurico Gold Inc.

●    Avocet Mining plc.

●    B2Gold Corp.

●    Barrick Gold Corporation

●    Centamin plc.

●    Detour Gold Corporation

●    Dundee Precious Metals Inc.

●    Endeavour Mining Corporation

●    Franco Nevada Corporation Inc

●    Golden Star Resources Ltd

●    Iamgold Corporation

●    Kinross Gold Corporation

●    Kirkland Lake Gold Inc.

●    Lake Shore Gold Corp.

●    Lucara Diamond Corp.

●    Nevsun Resources Ltd

●    New Gold Inc.

●    Nordgold N.V.

●    Oceana Gold Corporation

●    Orvana Minerals Corp.

●    Perseus Mining Limited

●    Primero Mining Corp.

●    Randgold Resources Limited

●    Teranga Gold Corporation

As a result of this review, the Board, on the recommendation of the Human resources and corporate governance committee, adopted new guidelines regarding equity ownership by directors. Each director is since required, within three years following election or appointment to the Board, to own a certain number of common shares, deferred share units (Deferred shares) or restricted share units (Restricted shares) equal to three times his or her annual retainer, based on their acquisition value. The basis of the calculation for the directors’ equity ownership requirement was deemed appropriate given the important volatility of the gold industry. The Board, on the recommendation of the Human resources and corporate governance committee, concluded that it would not be fair for a director who has reached his or her required ownership requirement to fall below this level because of an important depreciation in the price of gold. On the other hand, the directors’ equity ownership requirement would not meet its objective if a director who has bought or been awarded minimal SEMAFO equity would, by reason of an important appreciation in the price of gold, suddenly meet his or her ownership requirement. Accordingly, the Board concluded that, in our volatile context, the acquisition value was the most appropriate method for calculating directors’ equity ownership with respect to their ownership requirement. For more information on our Restricted shares and Deferred shares, see pages 29 to 32.

Together, the nominee directors hold 393,922 common shares, 564,055 Deferred shares, 635,291 Restricted shares, 211,762 performance share units (Performance shares; see page 31 for more information) and 1,576,634 options. The total value of these ownerships, using the valuation method described above but excluding options, is $5,913,028.

Terence F. Bowles Age: 68 Home: Nun’s Island, Québec Director since 2011 Independent Current committees: ● Audit ● Environmental, health & safety and sustainable development

Terry has been a SEMAFO director for seven years. Having been the President and Chief Executive Officer of a major mining company for close to ten years, he brings extensive business, mining and executive experience and expertise to the Board.

Areas of expertise: Mining, Finance, Risk management, Strategic leadership, Corporate governance, Health & Safety, Labour relations, Africa

Current occupation	President and Chief Executive Officer, The St-Lawrence Seaway Management Corporation

Education	Degree in chemical engineering - Université Laval in Québec City MBA - McGill University

Career, background and experience

Terence Bowles is President and Chief Executive Officer of the St. Lawrence Seaway Management Corporation since 2010. Prior to this appointment, he served as President and Chief Executive Officer of the Iron Ore Company of Canada, from 2001 to 2010. Following his graduation from Université Laval in Québec City, Mr. Bowles joined Quebec Iron and Titanium (QIT) where he also served as President as well as on the board of directors of an African subsidiary.

Mr. Bowles is on the board of the St. Lawrence Seaway Management Corporation and the Chamber of Marine Commerce.

He is a member of the Québec Ordre des Ingénieurs and obtained an Institute of Corporate Directors designation.

Equity Ownership
Common shares #	Options #	Deferred shares #	Aggregate value $	Ownership requirement $	Meets requirement	Total compensation $

11,000	0	95,838	375,818	120,000	Ö	146,500

Other matters

Membership	Attendance 2017	Voting results
		2017	2016

Board	5/5	99.95%	99.80%

Audit	5/5

Environmental, health & safety and sustainable development	4/4

Total	100%

Benoit Desormeaux Age: 48 Home: Candiac, Québec Director since 2012 Not independent Areas of expertise: Mining, Accounting, Risk management, Finance, Africa, Strategic leadership

Benoit has been with SEMAFO for more than 20 years. He understands our operations, knows our employees and is familiar with the challenges involved with operating a business in Africa like no one else. He brings day-to-day operations and business perspective to the Board and is responsible for elaborating and executing our strategy.

Current occupation	President and Chief Executive Officer, SEMAFO Inc.
Education	Bachelor’s degree in business administration (BBA) - HEC Montréal.
Career, background and experience

Benoit Desormeaux became President and Chief Executive Officer on August 8, 2012. Mr. Desormeaux had been our Executive Vice-President and Chief Operating Officer since 2004, and previously held the positions, successively, of Corporate Controller as well as Chief Financial Officer.

Prior to joining SEMAFO in 1997, he was with Deloitte LLP, involved principally in corporate audits in the manufacturing sector. Mr. Desormeaux is a Chartered Professional Accountant and a member of Ordre des Comptables Professionnels Agréés du Québec.

He sits on the board of directors of Groupe Technosub inc. (a privately-held, non-listed company) and is Chair of the board of directors of SEMAFO Foundation.

Equity Ownership
Common shares #	Options #	Restricted shares #	Performance shares #	Aggregate value $	Ownership requirement $	Meets requirement	Total compensation $

252,400	1,200,000	635,291	211,762	5,085,164	1,362,000[1]	Ö	1,820,197

Other matters
Membership	Attendance 2017	Voting results
		2017	2016

Board	5/5	99.5%	99.96%
Total	100%

1 As President and Chief Executive Officer, Mr. Desormeaux’s equity ownership requirement is different from that of the other directors. See Chief Executive Officer Ownership Policy on page 40 for more information.

Flore Konan

Age: 55

Home: Abidjan, Côte d’Ivoire

Director since 2015

Independent

Current committees:

●   Audit

Areas of expertise:

Accounting, Finance, Africa, Risk

management, Public policy, Strategic leadership

Flore’s expertise lies with audit and finance. She’s been a SEMAFO director for three years and brings a new and fresh perspective on the issues faced by Board members. Born and raised in Africa where she still lives, Flore helps us navigate through the intricacies of carrying- on business on the continent.

Current occupation	Director, Internal Controls, Eranove S.A.
Education	B.A. Finance Accounting - ESCA (École supérieure de commerce d’Abidjan) Top management formation – CRC HEC France Accounting upper cycle – CIFIP Côte d’Ivoire
Career, background and experience

Since October 2011, Mrs. Konan is Director of Internal Controls, Eranove, a holding company involved in the production, transportation and distribution of water and electricity in Africa that has over 8,000 employees. Between 1994 and 2011, Mrs. Konan held positions of increasing responsibility at CIE, a subsidiary of Eranove, before becoming general manager in 2008. Prior to this, Mrs. Konan was in the employ of SODECI, another subsidiary of Eranove. Mrs. Konan is also the Chair of the Board of ECOBANK Côte-d’Ivoire, a subsidiary of ECOBANK Transnational Incorporated, present in 32 African countries and listed on the Bourse Régionale des Valeurs Mobilières (BRVM).

Equity Ownership
Common shares #	Options[2] #	Deferred shares #	Aggregate value $	Ownership requirement $	Meets requirement	Total compensation $

0	0	81,959	290,849	120,000	Ö	137,500

Other matters

Membership	Attendance 2017	Voting results
		2017	2016

Board	5/5	95.16%	96.87%

Audit	5/5

Total	100%

[2]	Mrs. Konan joined the Board and the Audit committee on May 14, 2015. Effective January 1, 2015, directors no longer receive options.

John LeBoutillier, C.M.[3] Age: 73 Home: Montréal, Québec Director since 2006 Independent (Chair of the Board of directors) Current committees: ● Human resources and corporate governance (Chair)

John is a seasoned veteran who brings years of mining and executive experience and expertise to the Board. He has been a SEMAFO director for twelve years and in addition to having been the President and Chief Executive Officer of a major mining company, has acted as a member of the board of several companies in a distinguished business career.

Areas of expertise: Corporate governance, Compensation, Mining, Finance, Risk management, Strategic leadership

Current occupation	Corporate director

Education	Law degree - Université Laval in Québec City MBA - University of Western Ontario (now Richard Ivey School of Business)

Career, background and experience

Chair of SEMAFO’s Board of Directors. John LeBoutillier is a director of Stornoway Diamond Corporation and of Mazarin Inc. and Asbestos Corporation Limited, two affiliated companies. He was chairman of the board of directors of Industrial Alliance Insurance and Financial Services Inc. from 2005 to 2017. Between 1996 and 2000, Mr. LeBoutillier was President and Chief Executive Officer of Iron Ore Company of Canada, as well as President and Chief Executive Officer of Sidbec-Dosco Inc. (now ArcelorMittal Long Products Canada G.P.) from 1983 to 1996. Mr. LeBoutillier is a recipient of the Order of Canada.

Equity Ownership
Common shares #	Options #	Deferred shares #	Aggregate value $	Ownership requirement $	Meets requirement	Total compensation $

45,000	202,201	104,900	579,912	120,000	Ö	160,000

Other matters

Membership	Attendance 2017	Voting results
		2017	2016

Board	5/5	87.3%	86.73%

Human resources and corporate governance	5/5

Total	100%

3 Mr. John LeBoutillier was, but is no longer, a director of Shermag Inc., which filed for and obtained creditor protection under the CCAA in April 2008. In August 2009, Shermag presented a plan of arrangement to its creditors and obtained the homologation from the Superior Court (district of Montréal) on September 15, 2009. Shermag closed a transaction with Groupe Bermex Inc. and implemented a plan of arrangement in October 2009 allowing it to emerge from the CCAA proceedings. The transaction enabled Groupe Bermex Inc. to take control over Shermag and to pursue its restructuring and relaunching.

Gilles Masson[4]

Age: 71

Home: Laval, Québec

Director since 2006

Independent

Current committees:

●   Audit (Chair)

●   Environmental, health & safety and sustainable development

Areas of expertise:

Accounting, Finance, Mining, Compensation

Gilles has been the Chair of the Audit Committee for twelve years. An accountant, Gilles worked on behalf of several mining companies in his 36-year career at PwC. His understanding of accounting rules and issues faced by mining companies is precious to the Audit committee and the Board.

Current occupation	Corporate director

Education	Bachelor of commerce degree - HEC Montréal Diploma in general accounting - HEC Montréal

Career, background and experience

Gilles Masson was appointed Chair of SEMAFO’s Audit Committee in 2007. He is a member of the board of directors of RNC Minerals.

He spent 36 years with the firm PricewaterhouseCoopers LLP, Chartered Professional Accountants, including 25 years as partner. His clientele included large national and international companies, some of which operated in the mining sector. A chartered professional accountant, Mr. Masson is a member of the Institute of Corporate Directors.

Equity Ownership
Common shares #	Options #	Deferred shares #	Aggregate value $	Ownership requirement $	Meets requirement	Total compensation $

70,000	152,201	92,224	549,162	120,000	Ö	154,000

Other matters

Membership	Attendance 2017	Voting results
		2017	2016

Board	5/5	98.68%	99.41%

Audit	5/5

Environmental, health & safety and sustainable development	4/4

Total	100%

4 Mr. Gilles Masson was, but is no longer, a director of Malaga Inc. (Malaga). In June 2013, Malaga filed a notice of intention to make a proposal pursuant to the provisions of Part III of the Bankruptcy and Insolvency Act (Canada). Pursuant to the notice of intention, Raymond Chabot Inc. was appointed trustee in Malaga’s proposal proceedings and in that capacity monitored and assisted Malaga in its restructuring efforts. These proceedings had the effect of imposing an automatic stay of proceedings that protected Malaga and its assets from the claims of creditors and others while Malaga pursued its restructuring efforts. Malaga submitted a proposal dated October 4, 2013 to its creditors; the proposal was accepted by the creditors pursuant to a vote held on December 13, 2013 and approved by judgment of the Superior Court rendered on January 7, 2014.

Lawrence McBrearty[5]

Age: 74

Home: Brampton, Ontario

Director since 2009

Independent

Current committees:

●   Environmental, health & safety and sustainable development (Chair)

●   Human resources and corporate governance

Lawrence has spent his entire career associated with the mining world. As a former union representative, he has a deep understanding of and genuine concern for health and safety issues and brings a unique perspective to the Board. Lawrence has been the driving force of the Environmental, health & safety and sustainable development committee since its inception in 2009.

Areas of expertise: Labour relations, Mining, Health & Safety, Corporate Social Responsibility

Current occupation	Labor relations consultant

Education	Social sciences degree - Université du Québec à Montréal (UQAM) PhD Honoris Causa - Université du Québec (2003)

Career, background and experience

Lawrence McBrearty has been a labour relations consultant since his retirement in 2004. Mr. McBrearty’s business experience includes a more than 40-year career with the United Steelworkers of America, the largest industrial labour union in North America. He began his tenure in 1974 as staff representative, subsequently holding positions of increasing responsibility that culminated in his election as National Director for Canada in 1994.

Equity Ownership
Common shares #	Options #	Deferred shares #	Aggregate value $	Ownership requirement $	Meets requirement	Total compensation $

15,522	0	92,224	384,902	120,000	Ö	152,500

Other matters

Membership	Attendance 2017	Voting results
		2017	2016

Board	5/5	98.9%	99.94%

Environmental, health & safety and sustainable development	4/4

Human resources and corporate governance	5/5

Total	100%

5 Mr. McBrearty was a director of Mango Industrie de Cuivre Inc., which filed for protection under the CCAA in 2012 and remains subject thereto.

Tertius Zongo

Age: 60

Home: Ouagadougou, Burkina Faso

Director since 2012

Independent

Current committees:

●   Human resources and corporate governance

●   Environmental, health & safety and sustainable development

As a former Prime Minister and Head of Government of Burkina Faso, Tertius brings an invaluable perspective to the Board with respect to the political,social and economical realities of our host country.

Areas of expertise: Africa, Public Policy, Risk management, Finance, Accounting, Strategic leadership

Current occupation	Economist, Independent consultant

Education	B.A. and master’s degree in economics – business management – University of Dakar, Sénégal. Degree of higher studies in business management - Institute of Business Management of Nantes, France.

Career, background and experience

Tertius Zongo served as Prime Minister and Head of Government of Burkina Faso from 2007 until 2011 and was Ambassador Extraordinary and Plenipotentiary of Burkina Faso to the United States of America from 2002 until 2007. Previously, Mr. Zongo held positions of increasing importance within the government of Burkina Faso including as Minister of State for Planning and Budget and Minister of Economy and Finance. Prior to his career with the government of Burkina Faso, Mr. Zongo was an academic at the University of Ouagadougou and the National School of Financial Controls where he taught accounting, business economics and financial management.

He sits on the board of Banque centrale des États de l’Afrique de l’Ouest (BCEAO) and of ECOBANK Côte-d’Ivoire where he chairs the Governance Committee.

Equity Ownership
Common shares #	Options #	Deferred shares #	Aggregate value $	Ownership requirement $	Meets requirement	Total compensation $

0	22,232	96,910	339,545	120,000	Ö	146,500

Other matters

Membership	Attendance 2017	Voting results
		2017	2016

Board	5/5	95.4%	97.04%

Human resources and corporate governance	5/5

Environmental, health & safety and sustainable development	4/4

Total	100%

The table below gives you a better view of the broad mix of experience, skills and expertise that the Board has which allows it to deal with our complex environment and make informed decisions.

Experience, skills & expertise	Terence F. Bowles	Benoit Desormeaux	Flore Konan	John LeBoutillier	Gilles Masson	Lawrence McBrearty	Tertius Zongo

Accounting		✓	✓		✓		✓

Africa	✓	✓	✓				✓

Compensation				✓	✓

Corporate governance	✓			✓

Finance	✓	✓	✓	✓	✓		✓

Health & Safety	✓					✓

Corporate Social Responsibility						✓

Labour relations	✓					✓

Mining	✓	✓		✓	✓	✓

Public policy			✓				✓

Risk management	✓	✓	✓	✓			✓

Strategic leadership	✓	✓	✓	✓			✓

Continuing Education

The Board believes that continuing education allows directors to have a better understanding of our operations and be more efficient. Accordingly, the Board has entrusted the Human resources and corporate governance committee with providing Board members with continuing education opportunities. In order to keep Board members current with our operations, information sessions and briefings are provided at Board and committee meetings on a regular basis and, occasionally, at special meetings. These sessions and briefings relate to our business strategies and risks, evolving business operations, exploration programs, environmental monitoring, changes in regulatory environment and subjects of relevance to the Board or the particular committee involved.

The table below describes the other educational sessions held in 2017:

Topic	Presented by	Attended by
Compensation trends of Mining Companies in Canada	Vice-president, Human resources	Human resources and corporate governance committee
Governance trends in Canada and the USA	Vice-president, Law, Chief Compliance Officer and Corporate Secretary	Human resources and corporate governance committee
Blast Monitoring Technology	Vice-president, Exploration and mine geology	Board

In addition, frequent exploration and geology presentations with respect to our Mana, Boungou and Côte d’Ivoire properties were made during the year at Board meetings by our Vice-president, Exploration and mine geology. Furthermore, directors periodically go to Burkina Faso, including at our Mana site, in order to have on-site knowledge of our operations and various sustainable development initiatives.

Auditors

PwC has acted as auditors since our beginning. Unless otherwise instructed, the named proxyholders will vote FOR reappointing PwC and will authorize the Board to determine their compensation.

PwC provides us four types of services:

●	audit services – these services relate to the audit of our audited annual financial statements and other regulatory audit services

●

audit-related services – these services relate to professional services regarding interim financial statements, due diligence services related to mergers and acquisitions as well as internal control reviews

●	tax compliance and preparation services – these services mainly relate to tax compliance and preparation of income tax returns

●

other services – these services relate to accounting and financial reporting services pertaining to public offering by prospectus, assurance and advisory services for International Financial Reporting Standards (known as IFRS) obligations and conversions and tax services other than tax compliance and preparation services.

You will find in the table below the total fees we paid to PwC for all their services in 2017 and 2016 as well as the percentage paid for each type of service compared to total fees:

	Year Ended December 31
	2017 $		2016 $

Audit Fees	431,375	(84.8%)	404,410	(73.0%)

Audit-Related Fees	37,500	(7.4%)	42,500	(7.7%)

Tax Compliance and Preparation Fees	8,800	(1.7%)	4,354	(0.8%)

All Other Fees	31,175	(6.1%)	102,322	(18.5%)

TOTAL FEES	508,850	(100%)	553,586	(100%)

Say on Pay

You have the opportunity to vote on our approach to executive compensation. Your vote is advisory and non-binding and will provide important feedback to the Human resources and corporate governance committee and the Board.

Executive compensation starting on page 24 tells you about our executive compensation philosophy and how we implement it.

The Board believes it is important to give shareholders an effective way to provide input on our approach to executive compensation. Hence, you have the opportunity to vote for or against our approach to executive compensation through the following resolution:

Resolved, on an advisory basis and not to diminish the role and responsibilities of the board of directors, that the shareholders accept the approach to executive compensation disclosed in SEMAFO’s management proxy circular delivered in advance of the 2018 annual meeting of shareholders.

We recommend that shareholders vote FOR the advisory resolution on our approach to executive compensation.

You can also write directly to the Chair of the Human resources and corporate governance committee with your views on our executive compensation.

Because your vote is advisory, it will not be binding upon the Board. However, the Human resources and corporate governance committee and the Board will take the outcome of the vote into account when considering future executive compensation.

Last year, 98.29% of the votes cast at your meeting voted for our approach to executive compensation. In 2016, 97.86% of the votes cast at your meeting supported our approach to executive compensation. Unless otherwise instructed, the named proxyholders will vote FOR the advisory resolution.

Corporate Governance

We believe that good corporate governance practices are at the core of sustainable mining and responsible business behavior towards all our stakeholders. You will find a complete discussion of our corporate governance practices in Appendix A.

The Board has three standing committees, each with a board-approved mandate: Audit committee, Environmental, health & safety and sustainable development committee and Human resources and corporate governance committee. This section includes a report of each committee.

Report of the Audit committee

The Audit committee primarily supports the Board in its oversight of risk management, auditing and accounting issues. The Audit committee is composed of three independent directors, each of whom is “financially literate” as such expression is defined under Canadian Securities Administrators’ rules. You will find the mandate of the Audit committee on our website at www.semafo.com.

In 2017, the Audit committee:

FINANCIAL REPORTING AND INTERNAL CONTROLS

●	Recommended to the Board for approval all consolidated financial statements, related management’s discussion and analysis and press releases as well as the annual information form

●	Monitored compliance with National instrument 52-109.

GOVERNANCE AND RISK

●	Received presentations regarding the major risks facing our operations

●	Received a presentation regarding the cost controls of the Boungou construction

●	Monitored the IT changes to be implemented by SEMAFO

●	Reviewed our gold sales strategy

●

Recommended to the Board for approval amendments to the Anti-Corruption Policy, Contract Approval Policy, Treasury Policy and Policy on Approval of Audit and Non-Audit Services by the External Auditors

●	Recommended to the Board the reappointment of PwC as auditors as well as their compensation

●	Met in private with the independent auditors

●	Reviewed the adequacy of the Whistle Blowing Policy.

STRATEGIC

●	Recommended to the Board for approval amendments to the Audit committee mandate

●	Met without management present at each meeting.

Although 2017 was another solid year for the Audit committee, our focus remains 2018 and the start-up of the Boungou Mine.

Gilles Masson (Chair)

Terence F. Bowles (Member)

Flore Konan (Member)

Report of the Environmental, health & safety and sustainable development committee

The Environmental, health & safety and sustainable development committee primarily supports the Board in its oversight of environmental, health and safety and sustainable development issues. The committee is composed of four independent directors. You will find the mandate of this committee on our website.

In 2017, the committee:

GOVERNANCE AND RISK

●	Oversaw the environmental and health and safety risks facing our operations

●	Received presentations on environmental, health and safety and sustainable development matters

●	Oversaw the implementation of the recommendations of two engineering firms on the Mana dykes.

ENVIRONMENT AND HEALTH & SAFETY

●	Monitored the environmental footprint of our operations, in particular with respect to water management, waste management and plant discharges

●	Monitored the environmental rehabilitation process of our Fofina pit

●	Monitored our health and safety record and followed-up on incidents

●	Monitored our health and safety prevention activities

●	Monitored health issues facing our employees in Africa

●	Monitored health issues facing the inhabitants of the communities surrounding our mine

●	Recommended to the Board for approval amendments to the Environmental Policy, Health and Safety Policy and Social Responsibility Policy.

SUSTAINABLE DEVELOPMENT

●	Approved our sustainable development report.

STRATEGIC

●	Continued to monitor the development of our sustainable development initiatives at Boungou to allow for a seamless construction and start-up of this new mining operation in Q3 2018

●	Monitored the impact of the new Burkina Faso Mining Code on our sustainable development initiatives

●	Recommended to the Board for approval amendments to the Environmental, health & safety and sustainable development committee mandate

●	Met without management present at each meeting.

Improving our environmental and health and safety procedures and sustainable development initiatives is a process that will never end. So is the committee’s dedication to position SEMAFO as a responsible mining company.

Lawrence McBrearty (Chair)

Terence F. Bowles (Member)

Gilles Masson (Member)

Tertius Zongo (Member)

Report of the Human resources and corporate governance committee

The Human resources and corporate governance committee primarily supports the Board in its oversight of named executive officers’ compensation, corporate governance and disclosure issues. The committee is composed of three independent directors. You will find the mandate of the Human resources and corporate governance committee in Appendix C.

In 2017, the committee:

BOARD COMPOSITION

●	Evaluated the composition, size, tenure and expertise of the Board

●	Recommended the nominee directors who stand for election.

COMPENSATION

●	Reviewed the compensation package of each named executive officer and recommended same to the Board for approval

●	Reviewed the compensation of independent directors

●	Reviewed the impact of our 2017 compensation adjustments

●	Monitored our Burkina Faso Workforce Training Program

●	Approved the vesting conditions applicable to our Performance shares

●	Approved the objectives for the 2017 short-term incentive program, including first time objectives relating to the Boungou Mine construction.

GOVERNANCE

●	Recommended to the Board for approval amendments to our Disclosure Policy

●	Oversaw the report on compensation that you will find beginning on page 24

●	Recommended to the Board for approval the renewal of your Amended and Restated Rights Plan which you approved at your 2017 meeting

●	Recommended to the Board for approval the Advance Notice amendment to our By-Law No. 2012-1 which you approved at your 2017 meeting

●	Recommended to the Board for approval this proxy circular

●	Reviewed the adequacy of our Code of business conduct and Securities Trading Policy

●	Reviewed the adequacy of each of the Chair of the Board, the President and Chief Executive Officer and the Lead Director mandate

●	Updated our shareholder engagement approach

●	Reviewed executive management succession plan.

STRATEGIC

●	Recommended to the Board for approval amendments to the Human resources and corporate governance committee mandate

●	Met without management present at each meeting.

As SEMAFO is getting ready for a brand new operation, the committee is proud to have laid the foundations of a robust governance framework.

John LeBoutillier (Chair)

Lawrence McBrearty (Member)

Tertius Zongo (Member)

Executive Compensation

Our Executive Compensation6 disclosure is organized in eight different sections:

Discussion and Analysis	page 24
Base salary	page 26
Short-term incentive	page 26
Long-term incentive	page 29
○ The Restricted plan	page 31
○ The Deferred plan	page 31
○ Option plans	page 32
Summary Compensation Table	page 37
Incentive Plan Awards	page 38
Compensation Risks	page 39
Compensation vs. performance	page 40
○ Performance Graph	page 40
○ Aggregate Compensation vs. Corporate Performance	page 41

Discussion and Analysis

Our executive management compensation philosophy, which applies to the named executive officers mentioned in this document, is designed to attract, retain and motivate our people to contribute to optimal organizational performance and corporate growth. Its objective is to reward performance while ensuring that the overall compensation is:

●	competitive with the gold mining industry

●	does not expose us to inappropriate or excessive risks.

To reach its objective, our executive management compensation philosophy includes three components:

1.	base salary

2.	short-term incentive (annual bonus)

3.	long-term incentive.

We do not pay any other kind of compensation (such as parking, car allowance, tax services, etc.).

The Human resources and corporate governance committee, composed of Messrs. John LeBoutillier (Chair), Lawrence McBrearty and Tertius Zongo, all independent directors, is responsible for developing and implementing this philosophy and recommends annually to the Board for approval the appropriate compensation for each named executive officer. You will find its mandate in Appendix C. Mr. LeBoutillier, the Board’s Chair, was President and Chief Executive Officer of two sizeable companies from 1983 to 2000 and Chairman of the board of Industrial Alliance, Insurance and Financial Services Inc. from 2005 until

6 We report our financial results in US dollars but all named executive officers (and directors) are paid in Canadian dollars. Accordingly, in this circular, unless otherwise indicated, all amounts are in Canadian dollars. All amounts and numbers are rounded.

2017. Mr. LeBoutillier has also served as director of several public companies over a number of years. As a result, Mr. LeBoutillier has relevant experience in determining executive and director compensation.

We aim to position our named executive officers’ overall compensation at the market median. The experience, seniority and responsibilities of the named executive officers are also taken into account and, with respect to named executive officers other than himself, the recommendations of the President and Chief Executive Officer. The Board makes the final determination of the overall compensation of the named executive officers on the recommendation of the Human resources and corporate governance committee. Mr. Desormeaux is not present when his compensation is discussed and approved by the independent directors.

The Human resources and corporate governance committee’s practice is to compare the compensation of SEMAFO’s named executive officers and independent directors to our peers every other year. Accordingly, although the Human resources and corporate governance committee has worked with Perrault Conseil in this respect in the past, management was asked in 2016 to review the compensation paid by the following companies to their named executive officers:

●	Alacer Gold Corp.
●	Alamos Gold Inc.
●	Argonaut Gold Inc.
●	Endeavour Mining Corporation
●	Oceana Gold Corporation
●	Primero Mining Corp.
●	Silver Standard Resources Inc.
●	Teranga Gold Corporation
●	Torex Gold Resources Inc.

These companies were selected by the Human resources and corporate governance committee given their turnover is similar to ours.

The decision process to establish named executive officers’ compensation can be illustrated as follows:

We look at compensation globally. For instance, we are aware that our base salaries for named executive officers are lower than the market median but we compensate for this difference with our long-term incentive program. Overall, our compensation packages are at or close to market median, depending on the named executive officer, and very well aligned with corporate and individual performance, both short and long-term, while not exposing us to inappropriate or excessive risks.

Base salary

Our base salaries are intended to be competitive with those paid in the gold mining industry. In 2016, given the downward trend in the price of gold at the time the budget was approved by the Board, the base salary of all named executive officers was frozen. The 2017 salary adjustments were hence the first in two years.

Short-term incentive

Our short-time incentive component takes the form of an annual bonus. Annual bonuses are payable in cash and are designed to reward corporate performance based on predetermined corporate objectives and performance measures. Those corporate objectives and performance measures are fixed at the beginning of each year by the Human resources and corporate governance committee and are based on our yearly budget, strategic plan and other performance enhancement initiatives.

In 2013, the Human resources and corporate governance committee oversaw a complete overhaul of the objectives of our short-term incentive component with a view to:

●	Increase the number of objectives to be met in order to receive payment of the annual bonus
●	Better align the amounts payable as annual bonuses with the performance of our common shares
●	Ensure that annual bonuses properly reflect our business environment
●	Ensure that meeting annual bonus objectives does not translate into undue risk and takes into account long-term growth objectives.

The Human resources and corporate governance committee requested at the time that management review the annual bonus objectives of other gold producers. The following companies were selected, given the disclosure in their proxy material, which allowed for a meaningful understanding of their short-term incentive program:

●	Agnico Eagle Mines Limited
●	Alamos Gold Inc.
●	Barrick Gold Corporation
●	Eldorado Gold Corporation
●	Goldcorp Inc.
●	Iamgold Corporation
●	Newmont Mining Corporation
●	Osisko Mining Corporation

The short-term incentive program was modified in 2014 to include a health and safety objective. This addition was made at the request of the Environmental, health & safety and sustainable development committee in order to foster a health and safety culture throughout our organization. Then, in 2015, objectives were set for both reserves and resources replacement. Finally, last year’s objectives reflected the importance of building our new Boungou mine on time and on budget.

The 2017 short-term incentives related to:

●	Gold production
●	All-in sustaining costs
●	Health & Safety record
●	The construction of Boungou
●	Reserves and Resources replacement
●	Our stock performance.

All of these objectives are measured over a one-year period, except for the reserves replacement and stock performance objectives which are measured over both a one and a three-year period.

The health & safety objective related to each of the Mana mine and the Boungou construction. The construction of Boungou objective was segregated in two other components, one related to the timeline of the construction and the other to its costs. With respect to the gold index objective, we compare the investment return on our common shares to the return investors would have had if they had invested in our “African Gold Index”. This index is comprised of the following companies selected by the Human resources and corporate governance committee:

●	Acacia Mining plc.
●	Centamin plc.
●	Endeavour Mining Corporation
●	Iamgold Corporation
●	Kinross Gold Corporation
●	Perseus Mining Limited
●	Randgold Resources Limited
●	Roxgold Inc.
●	Teranga Gold Corporation

All objectives come with a gradation scale allowing them to be met from 50% to 200%, depending on the objective. However, no bonus is payable with respect to the health & safety objective if an employee dies as a result of a work-related injury during the year.

The results of our corporate objectives are weighted by 25%, representing the individual performance objective set forth with respect to each named executive officer. The named executive officers’ performance is assessed by the President and Chief Executive Officer and approved by the Board on the recommendation of the Human resources and corporate governance committee. The individual performance of the President and Chief Executive Officer is assessed by the Board on the recommendation of the Human resources and corporate governance committee. Mr. Desormeaux is not present when his annual bonus is discussed and approved by the independent directors.

Overall, the corporate and operational objectives of the named executive officers were met at 65% in aggregate, except for the Vice-president, Exploration and mine geology who stands at 57.75% and the Vice-President, Engineering and construction who stands at 76.25%.

As an example, the annual bonus of our President and Chief Executive Officer is calculated as follows:

		Corporate results
Base salary (paid in 2017)	x	Annual bonus at target	x	Results of all objectives	x	Weighting
$488,500		90%		65%		75%
			+
		Personal results
Base salary (paid in 2017)	x	Annual bonus at target	x	Results of all objectives	x	Weighting	x	Individual Performance
$488,500		90%		65%		25%		1
			=
		Total bonus

Generally, the target bonus of the named executive officers expressed as a percentage of salary is:

●	for the President and Chief Executive Officer, 90% of his salary. In 2017, his bonus was equal to 58.5% of his salary
●	for the Vice-President, Mining operations, 50%. In 2017, his bonus was equal to 32.5% of his salary
●	for the Vice-President, Exploration and mine geology, 50%. In 2017, his bonus was equal to 28.9% of his salary
●	for the Chief Financial Officer, 50%. In 2017, his bonus was equal to 32.5% of his salary
●	for the Vice-President, Engineering and construction, 35%. In 2017, his bonus was equal to 26.7% of his salary.

The Board, on the recommendation of the Human resources and corporate governance committee, approves the annual bonus of each named executive officer. The Board exercises its discretion when approving the annual bonus of named executive officers and may sometimes decide to award compensation notwithstanding that a corporate objective or performance goal has not been met. The Board, on the recommendation of the Human resources and corporate governance committee, could also decide to increase an award in the event of an outstanding result or reduce it for reasons that it deems fit.

The purpose of this component of our executive management compensation philosophy is to ensure that:

●	overall compensation is competitive with the gold mining industry
●	named executive officers are rewarded for corporate and individual performance
●	we are not exposed to inappropriate or excessive risks.

Long-term incentive

The Board is committed behind the principles of:

●	tying compensation to performance
●	attracting, motivating and retaining the best employees
●	ensuring that employees have a stake in our growth.

The Board believes that compensation practices are an important component of best corporate governance practices. Accordingly, with a view to have a long term incentive mechanism that would meet SEMAFO’s executive management compensation philosophy while being non-dilutive to you, the Board, on the recommendation of the Human resources and corporate governance committee assisted by Perrault Conseil, recommended to the Board the adoption of the Restricted plan (as defined below), effective January 1, 2011.

Prior to the adoption of the Restricted plan, key employees, officers, directors and consultants received from time to time options granted pursuant to either of our stock option plans. Since 2011, no options have been granted to employees, officers or consultants. And effective January 1, 2015, the Board decided that independent directors would receive Deferred shares as part of their compensation instead of options. Accordingly, we have not issued options since 2014 and do not foresee issuing options in the future.

Since 2011, the long-term incentive component of executive management consisted of Restricted shares. In 2015, the Human resources and corporate governance committee requested that management conduct a review of long-term incentives paid by the companies then part or our “African Gold Index” in order to have a better understanding of market practices. Further to this review, the Human resources and corporate governance committee recommended to the Board that 25% of the long-term incentive component of executive management’s compensation be paid in the form of Performance shares instead of Restricted shares. Certain objectives must be met for Performance shares to vest. Accordingly, since 2016, named executive officers receive both Restricted shares and Performance shares.

Although both Restricted shares and Performance shares are issued under the Restricted Stock Unit Plan (Restricted plan), Restricted shares vest with the passage of time only (three years, see below) while Performance shares will vest only if the total cumulative return of our common shares on the TSX over a three-year period equals or surpasses the performance of our home-made African Gold Index set up for the purposes of our short-term incentive program.

Restricted shares and Performance shares are awarded in relation to a fixed percentage of base salary. Every year, at its January meeting, the Board awards a certain number of Restricted shares and Performance shares to participants, based on the average of the closing price of our common shares on the TSX for the five trading days ending at the end of the previous fiscal year. Any Restricted share or Performance share granted later during the remainder of the year is granted on the same basis.

As an example, the President and Chief Executive Officer is entitled to receive the equivalent of 225% of his base salary in Restricted shares and Performance shares. This is divided as to 75% in Restricted shares and 25% in Performance shares. For 2017, the number of Restricted shares and Performance shares issued was based on a share price of $4.20 pursuant to the formula explained above. Accordingly, Mr. Desormeaux received 182,411 Restricted shares ($454,000 x 225% x 75% / $4.20) and 60,803 Performance shares ($454,000 x 225% x 25% / $4.20).

Generally, the target percentage of Restricted shares and Performance shares that named executive officers are entitled to receive in relation to their respective base salary is:

●	for the Vice-president, Mining operations, 150%. In 2017, he received 83,303 Restricted shares and 27,768 Performance shares

●	for the Vice-president, Exploration, mine and geology, 150%. In 2017, he received 75,670 Restricted shares and 25,223 Performance shares

●	for the Chief Financial Officer, 150%. In 2017, he received 73,928 Restricted shares and 24,643 Performance shares

●	for the Vice-President, Engineering and construction, 100%. In 2017, he received 42,955 Restricted shares and 14,318 Performance shares.

Restricted shares and Performance shares granted in 2017 have a three-year cycle, will vest on December 31, 2019 and will be paid in January 2020 (insofar as the Performance shares are concerned, only if their vesting conditions are met).

The Board believes that a sound mix of Restricted shares and Performance shares promote ownership in SEMAFO and serve to align the interests of executive management with yours, while playing a key retention role. The use of Restricted shares and Performance shares as a component of compensation is intended to more effectively correlate long-term incentive compensation to our stock performance. In addition, while the value of options, Restricted shares and Performance shares are all tied to our share price, unlike options, Restricted shares and Performance shares are not dilutive to you. The incentive, risk mitigation and retentive value of options can be limited in circumstances where, even faced with a strong corporate or individual performance, our share price is negatively impacted by external factors such that options have no value. In these circumstances, Restricted shares and Performance shares continue to have value, albeit reduced, and consequently, continue to support employee retention and provide effective long-term incentive compensation.

Effective January 1, 2017, the Board, on the recommendation of the Human resources and corporate governance committee, implemented a deferred profit-sharing plan (DPSP) for all head office employees. Our expatriate employees already benefited from the DPSP since 2016. Under the DPSP, we match the named executive officers’ contributions up to a maximum of 5% of his or her gross salary, provided that the named executive officer has contributed to a registered retirement savings plan (RRSP).

The purpose of the long-term component of our executive management compensation philosophy is to ensure that:

●	overall compensation is competitive with the gold mining industry

●	named executive officers are paid for performance over the long term

●	named executive officers remain with SEMAFO

●	we are not exposed to inappropriate or excessive risks.

Overview of our incentive plans

You will find in this section more information on our incentive plans. This is a summary only and you should read the full texts of the plans which are available on the SEDAR website at www.sedar.com. Since the adoption of the 2010 plan (as defined below), although the Original plan (as defined below) remains in effect in respect of outstanding options granted thereunder, all options have been granted pursuant to the

2010 plan.

THE RESTRICTED PLAN

The Restricted plan is a non-dilutive long-term incentive plan pursuant to which Restricted shares and Performance shares are granted in lieu of actual shares or options to purchase common shares. Neither shareholder nor regulatory approval is required in respect of the Restricted plan. The Restricted plan applies to our employees, officers, directors and consultants and those of our subsidiaries. The Restricted plan is administered by the Board, who acts in this regard upon the recommendation of the Human resources and corporate governance committee.

Each Restricted share and Performance share has a value corresponding to a debt of SEMAFO equal in value to one share and credited to a participant’s notional account in accordance with the Restricted plan. Pursuant to the Restricted plan, the redemption value of a Restricted share is determined by multiplying the number of Restricted shares vested at the end of the performance cycle by the average closing price of our shares in the last five trading days prior to the end of said performance cycle. Performance shares however are paid only if their vesting conditions are met. The paying formula is the same as for the Restricted shares, but Performance shares can be paid anywhere from 0% to 150% of the amount obtained by applying the foregoing formula.

Restricted shares and Performance shares that have not vested at the end of a performance cycle are automatically cancelled. Restricted shares and Performance shares cannot be assigned, transferred or otherwise disposed of. The Board may amend, suspend or terminate the Restricted plan provided such amendment does not adversely affect the right of a participant. In the event that we pay a cash dividend on our common shares, participants are entitled to receive additional Restricted shares and Performance shares. The number of additional Restricted shares and Performance shares to be issued corresponds to the cash dividend that the participant would have received if his or her Restricted shares had been SEMAFO common shares at the date of payment of the cash dividend.

In the event that a participant ceases to be an employee, officer, director or consultant, he or she continues to acquire Restricted shares and Performance shares until the end of the performance cycle. The number of Restricted shares and Performance shares vested at the end of the performance cycle is then adjusted proportionally to the number of days worked by the participant during the performance cycle. However, if a participant resigns or is terminated for cause before the end of a performance cycle, all of his or her Restricted shares and Performance shares immediately become null and void. Special provisions apply upon retirement of a participant.

THE DEFERRED PLAN

The Deferred Share Unit Plan (Deferred plan) is a non-dilutive long-term incentive plan in which employees, including named executive officers, directors and any other person designated by the Board can participate. Under the Deferred plan, the Board may grant Deferred shares at any time to any eligible participant. Furthermore, participants may elect to receive Deferred shares in lieu of all or a portion of their compensation. Neither shareholder nor regulatory approval is required in respect of the Deferred Plan. The Deferred Plan is administered by the Board, who acts in this regard upon the recommendation of the Human resources and corporate governance committee.

Each Deferred share has a value corresponding to a debt of SEMAFO equal in value to one share and credited to a participant’s notional account in accordance with the Deferred plan. Pursuant to the Deferred plan, after the participant ceases to be a director or to be employed or retained by SEMAFO, the redemption value of each Deferred share held by the participant is determined by multiplying the number of Deferred shares credited to this participant up to the relevant date by the average closing prices of our shares in the last five trading days prior to the redemption date. Deferred shares granted under the Deferred plan cannot be assigned, transferred or otherwise disposed of. In the event that we pay a cash dividend on our common shares, participants are entitled to receive additional Deferred shares. The number of additional Deferred shares to be issued corresponds to the cash dividend that the participant would have received if his or her Deferred shares had been SEMAFO common shares at the date of payment of the cash dividend. The Board may amend or terminate the Deferred plan provided such amendment or termination does not adversely affect the rights of a participant in respect of Deferred shares previously credited.

OPTION PLANS

Prior to 2015, options were awarded by the Board, on the recommendation of the Human resources and corporate governance committee, at the commencement of employment and periodically thereafter or on meeting corporate or individual objectives for members of management and annually for directors. From time to time, options were also awarded to recognize an exceptional accomplishment. In recommending option grants, the Human resources and corporate governance committee considered the number of options already held by the named executive officer, the level of responsibility, the overall contribution to our business plan and the fulfillment of the corporate objectives. Options awarded to named executive officers and employees usually vested 25% per year on the anniversary date of the grant and, depending on the option plan, are valid for a period of five or 10 years, after which they are cancelled. Each option entitles the holder, upon exercise, to one SEMAFO common share. Named executive officers have not been awarded options since 2011. At the beginning of 2015, the Board, on the recommendation of the Human resources and corporate governance committee, decided that independent directors would going forward receive Deferred shares instead of options. Although options issued under the Original plan (as defined below) or the 2010 plan (as defined below) remain outstanding and will be governed by the terms and conditions of the plan under which they were granted, the Board anticipates that no more options will be granted under either plan.

The 2010 plan

On May 10, 2010, the Board adopted a new stock option plan (2010 plan) which was approved at your annual general and special meeting held on June 16, 2010. The adoption of the 2010 plan did not affect options outstanding under our original stock option plan (Original plan).

The 2010 plan applies to key employees (including named executive officers), directors, consultants and those of our subsidiaries and provides for the grant of non-transferable options to purchase common shares. The Board, upon the recommendation of the Human resources and corporate governance committee, decides to whom options are granted, as well as the conditions attached to the grant of options, and will generally make all decisions regarding the 2010 plan, provided that:

●

the total number of common shares which may be issued pursuant to the exercise of options granted under the 2010 plan does not exceed 1,990,338. As at December 31, 2017, up to 0.6% of our issued and outstanding common shares could hence be issued under the 2010 plan

●	the total number of common shares covered by the options granted to a given optionee does not exceed 5% of the total number of common shares issued and outstanding
●

the total number of common shares issuable to insiders at any time under the 2010 plan and any other security-based compensation arrangements of SEMAFO does not exceed 10% of the total number of common shares issued and outstanding

●

the total number of common shares issued to insiders during any one-year period under the 2010 plan and any other security-based compensation arrangements of SEMAFO does not exceed 10% of the total number of common shares issued and outstanding

●

the total value of options granted under the 2010 plan and any other security-based compensation arrangements of SEMAFO to any one non-employee director during any one financial year shall not exceed $100,000, such total value to be determined by the Board based upon the values of options granted to the non-employee director during that financial year on the date of grant of such options.

Under the 2010 plan, options have a term and vest as determined by the Board, provided that the term cannot exceed five years. However, the 2010 plan allows options which would terminate or cease to be exercisable during or immediately following a blackout period, as provided in our securities trading policy, to remain exercisable until the 10th business day following the cessation of that blackout period.

The exercise price of an option granted under the 2010 plan cannot be less than the fair market value of our common shares on the date of grant, which is the closing price of our common shares on the TSX (or, if our common shares are not listed on the TSX, on the stock exchange on which the common shares are then listed for trading) on the last day of trading preceding the date of grant unless we are in a blackout period. The price of an option is payable in full when exercised.

Options granted under the 2010 plan cannot be assigned, transferred or otherwise disposed of other than by will or by applicable laws of succession.

Generally, the 2010 plan provides that, if an optionee ceases being an employee, officer, director or consultant, the optionee will only be able to exercise his or her options for a period of 90 days following the date the optionee ceases being an employee, officer, director, or consultant, provided that any unvested option can only be exercised if and when such option vests during such 90-day period. Where an optionee’s employment or service ceases as a result of the resignation of, or termination by, the optionee, all of the optionee’s unvested options will immediately expire. However, if an optionee’s employment or service is terminated for cause, any option granted to such optionee will terminate immediately. The Board may authorize SEMAFO to enter into an agreement with an optionee which contains terms concerning the effect of the optionee ceasing to be employed with, or providing services to, us which differs from the provisions of the 2010 plan.

In case of an optionee’s death, any vested option at the time of death may be exercised by his or her heirs until the earlier of:

●	the fixed expiry date of the options, and

●	the date that is 365 days following the death of the optionee.

All unvested options will immediately terminate on the date of death of the optionee.

If we propose to:

●	enter into different types of business combinations, such as an amalgamation, merger or consolidation

●	sell all or substantially all of our assets (other than to a wholly-owned subsidiary)

●	liquidate, dissolve or wind up, or

●	in the event that an offer to purchase our common shares is made to all shareholders the Board may, upon notice, allow the exercise of all options, whether vested or unvested, within 30 days of receiving such notice, and may determine that, after this 30-day period, all unexercised options shall terminate. The Board can, by resolution, advance the date on which an option may vest and become exercisable and, subject to applicable regulatory approval, if any, determine that the provisions of the 2010 plan concerning the effect of termination of an optionee’s employment or service will not apply to an optionee.

The Board may also adjust the number and kind of shares covered by an option as it deems appropriate in the event that our common shares are changed into or exchanged for a different number or kind of shares or other securities, or in the event of a reorganization, amalgamation or consolidation of SEMAFO.

Since its approval, 1,033,326 options have been granted under the 2010 plan, representing 0.32% of our outstanding common shares as at December 31, 2017. 206,634 options were outstanding as at December 31, 2017 under the 2010 plan, representing 0.06% of our outstanding common shares as at that date, with a weighted average exercise price of $3.48 and a weighted average remaining contractual term of 0.65 year. As at December 31, 2017, 1,340,557 options were available for issuance under the 2010 plan representing approximately 0.4% of our then common shares outstanding should all these options be exercised.

The Board may amend, suspend or terminate the 2010 plan at any time if that does not require your approval and does not adversely affect the rights of optionees.

The Board may make the following amendments to the 2010 plan without shareholder approval:

●	add a provision to, delete a provision from or make an amendment to the 2010 plan that is necessary to comply with governing laws or requirements of securities regulatory authorities

●	an amendment to correct or rectify an ambiguity, an inapplicable provision, an error or omission in the 2010 plan or in an option agreement

●	an amendment to the class of participants eligible to participate under the 2010 plan

●

the addition of a cashless exercise feature, payable in cash or securities, if it provides for a full deduction of the number of common shares covered by the option so exercised from the total number of common shares reserved under the 2010 plan

●

the addition of any form of financial assistance that SEMAFO may provide to the optionees to facilitate the purchase of the underlying common shares, as well as any subsequent amendment made to the provisions providing for such financial assistance

●	any other amendment not requiring the approval of our shareholders outlined below.

However, shareholder approval is required for the following amendments to the 2010 plan:

●	an increase in the number of common shares reserved for issuance

●	a reduction in the exercise price, either directly, or indirectly by means of the cancellation of an option and the reissue of a similar option

●	the extension of the expiry date of an option

●	an amendment which permits options to be transferred or assigned, other than for normal estate settlement purposes

●	an increase in, or the removal of limits on, the percentage of shares issuable to insiders

●	an increase in, or the removal of limits on, the total value of options which may be granted to non-employee directors

●	an amendment to the amendment provisions.

The Original plan

The Original plan applies to key employees (including named executive officers), directors, consultants and those of our subsidiaries. It provides for the grant of non-transferable options to purchase common shares. The Board decided to whom options were granted, as well as the conditions attached to the grant of options.

The Board, upon recommendation of the Human resources and corporate governance committee, generally makes all decisions regarding the Original plan provided that:

●

the total number of common shares which may be issued pursuant to the exercise of options granted under the Original plan does not exceed 15,000,000. As at December 31, 2017, up to 4.6% of our issued and outstanding common shares could be issued under the Original plan

●	the total number of common shares covered by the options granted to a given optionee does not exceed 5% of the total number of common shares outstanding

●	the total number of common shares issuable to insiders at any time and under all other security-based compensation arrangements does not exceed 10% of the total number of common shares outstanding

●

the total number of common shares issued to insiders during any one-year period and under all other security-based compensation arrangements does not exceed 10% of the total number of common shares outstanding.

Under the Original plan, options have a term and vest as determined by the Board, provided that the term cannot exceed 10 years. However, if the expiry date of an option occurs during, or within ten days following the end of a blackout period, as provided in our securities trading policy, the option’s expiry date will be extended until the date that is 10 business days following the end of that blackout period.

The exercise price of an option granted under the Original plan cannot be less than the closing price of our common shares on the TSX on the last day of trading preceding the grant or, if no sale of common shares is reported on such stock exchange on that day, the closing price on the TSX on the last trading day preceding the day the option was granted during which at least one transaction of a board lot is registered. The price of an option is payable in full when exercised.

As at December 31, 2017, 11,827,912 common shares were issued in aggregate upon exercise of stock options under the Original plan representing approximately 3.64% of our common shares then outstanding. 990,338 of the common shares issuable under the Original plan have been transferred to the 2010 plan. As at December 31, 2017, up to 1,945,000 common shares may be issued under the Original plan if outstanding options are exercised, representing approximately 0.6% of our common shares outstanding as at that date with a weighted average exercise price of $3.07 and a weighted average remaining contractual term of 1.49 year. No more options can be issued under the Original plan.

The Original plan provides that, in the event of the termination of an optionee’s employment for cause, any option granted to such optionee terminates immediately. If the optionee’s employment is terminated on our initiative without cause or as a result of the optionee’s resignation, or if the mandate of a director, senior executive or consultant who is an optionee terminates, any vested option of such optionee may be exercised during a period of 90 days following the date of termination. However, during this 90-day period, an unvested option held by an optionee whose employment is terminated without cause or who ceases being a director, senior executive or consultant may be exercised if and when such option vests during such 90-day period. In case of an optionee’s death, any vested option at the time of death may be exercised by his or her heirs for 365 days following the death of the optionee.

If we propose to enter into different types of business combinations as described in the summary of the 2010 plan, or to wind up, or in the event that an offer to purchase our common shares is made to all shareholders, the Board may, upon notice, allow the exercise of all options, whether vested or unvested, within 30 days of receiving such notice, and may determine that after this 30-day period, all unexercised options shall terminate.

The Board can, by resolution, advance the date on which an option may be exercised and, subject to applicable law, determine that the provisions of the Original plan concerning the effect of termination of an optionee’s employment will not apply to an optionee.

The Board may amend, suspend or terminate the plan at any time if that does not require your approval or that of securities regulatory authorities and does not adversely affect the rights of optionees. The Board may make the following amendments to the Original plan without shareholder approval:

●	an amendment to the exercise price of an option, unless it consists of a reduction in the exercise price of an option held by an insider

●	an amendment to the expiry date of an option, unless the amendment postpones the expiry of an option held by an insider

●	add a provision to or delete a provision from the plan or make an amendment thereto that is necessary to comply with the governing laws or requirements of the securities regulatory authorities

●	an amendment to correct or rectify an ambiguity, an inapplicable provision, an error or omission in the plan or in an option

●	an amendment to the class of participants eligible for the plan

●

the addition of a cashless exercise feature, payable in cash or securities, regardless of whether it provides for a full deduction of the number of underlying common shares from the total number of common shares in the plan reserve

●

the addition of any form of financial assistance that we may provide to the optionees to facilitate the purchase of the underlying common shares, as well as any subsequent amendment made to the provisions providing for such financial assistance

●	any other amendment not requiring shareholder approval outlined below.

Shareholder approval is required for amendments which result in an increase in the number of common shares reserved for issuance or a reduction in the exercise price or the extension of the expiry date of an option held by an insider.

The following table gives you information regarding the number of our common shares authorized for issuance under both option plans on December 31, 2017:

Plan category	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plan (excluding securities reflected in column (a))
	(a)	(b)	(c) [1]
Shareholder approved option plans	2,151,634	$3.11	1,340,557

1.	Securities remaining available for future issuance under the 2010 plan. No more options can be granted pursuant to the Original plan. The Board does not anticipate granting any more options.

Recoupment (Clawback) Policy

Should our financial statements have to be restated by reason of fraud or misconduct, the Board may, in its sole discretion, require reimbursement under certain circumstances of all or a portion of the variable compensation paid or vested in the past twelve months (annual bonus, Restricted shares, Performance shares, Deferred shares and options) to certain executive officers.

Summary Compensation Table

The following table indicates the total compensation earned in 2017 by each named executive officer:

Name and principal position	Year	Salary[1,2] ($)	Share- based awards[3,4] ($)	Annual Incentive plan ($)	All Other Compensation[5] ($)	Total compensation ($)

Benoit Desormeaux	2017	488,500	1,021,499	285,773	24,425	1,820,197

President and Chief Executive Officer	2016	454,000	1,021,499	366,719	-	1,842,218

	2015	451,750	1,001,251	576,320	-	2,029,321

Patrick Moryoussef	2017	329,750	466,499	107,169	16,488	919,906

Vice-President, Mining operations	2016	311,000	466,499	139,561	-	917,060

	2015	309,482	457,393	219,346	-	986,221

Michel Crevier	2017	299,375	423,750	86,445	14,969	824,539
Vice-President, Exploration and mine geology	2016	282,500	423,750	123,241	-	829,491

	2015	281,104	415,373	185,002	-	881,479

Martin Milette	2017	297,750	414,000	96,769	14,888	823,407
Chief Financial Officer	2016	276,000	414,000	123,855	-	813,855
	2015	272,653	393,917	193,243	-	859,813

Sylvain Duchesne	2017	255,136	240,546	68,089	12,757	576,528

Vice-President, Engineering and Construction	2016	240,545	240,546	85,006	-	566,097

	2015	240,545	226,930	119,340	-	586,815

1.	Base salaries are adjusted April 1 of each year.

2.

See note 1 above. This explains why although none of the named executive officers received a salary increase in 2016, the base salaries actually paid from January 1 to December 31 reported in this table vary slightly from 2015 to 2016.

3.

Share-based awards include both Restricted shares and Performance shares. Each Restricted share and Performance share was issued at a price of $4.20. For more information on Restricted shares and Performance shares, including how they are granted, priced and vest, see pages 29 to 31.

4.

The value of the 2017 Restricted share grant and Performance share grant corresponds to the grant date fair value of the award using a share price at the time of grant of $4.20. The share price at the time of grant was equal to the average of the trading price of our common shares on the TSX for the five consecutive days ending on December 31, 2016. For purposes of financial statements disclosure as at December 31, 2017, the 2017 Restricted share grant and Performance share grant was valued using a share price of $3.55. Such accounting fair value is adjusted for forfeitures and amortized over the vesting period of the awards, in this case being the period terminating December 31, 2019. Moreover, for Performance shares, the fair value is also based on the Monte Carlo simulator technique. The difference between the grant date fair value and the base value for accounting purposes as at December 31, 2017 is $0.65 per Restricted share and Performance share.

For more information on the grant date fair value and financial statements disclosure for the financial years ended December 31, 2016 and 2015, respectively, please see our proxy circular for your 2017 and 2016 meetings, respectively.

5.	This represents our contribution to the DPSP of named executive officers, including any surplus contribution.

Incentive Plan Awards

The following table indicates for each named executive officer all options and Restricted shares outstanding on December 31, 2017:

	Option-based Awards				Share-based Awards
Name	Number of securities underlying unexercised options	Option exercise price	Option expiration date	Value of unexercised in- the-money options[2]	Number of shares or units of shares that have not vested	Market or payout value of share- based awards that have not vested[3]
		($)		($)		($)
	400,000	1.35	Feb. 21, 2018[1]	888,000
Benoit Desormeaux	400,000	2.03	Aug. 17, 2019	616,000	530,152	1,892,643
	400,000	4.70	Jan. 11, 2020	-
Patrick Moryoussef	0	-	-	-	242,110	864,333
Michel Crevier	0	-	-	-	219,924	785,129
Martin Milette	0	-	-	-	214,863	767,061
Sylvain Duchesne	0	-	-	-	124,842	445,686
1.

On February 21, 2018, we were in a blackout period and all insiders were hence prohibited from trading in our securities. This blackout period ends on March 7, 2018. Accordingly, as per the terms of both the Original plan and the 2010 plan, the options that expired on February 21, 2018 can be exercised until the date that is ten business days following the end of the blackout period. For more information on the Original plan and the 2010 plan, see pages 32 to 36.

2.	Calculated based on the difference between the exercise price of the options and the closing price of our common shares on December 31, 2017 ($3.57).
3.	Calculated by multiplying the number of unvested Restricted shares by the closing price of our common shares on December 31, 2017 ($3.57).

The following table gives you more information about the number of options exercised, underlying shares sold and value realized by each named executive officer during the financial year ended December 31, 2017:

Name and principal position	Year	Options exercised	Underlying shares sold	Aggregate value realized	Unexercised options at December 31, 2017
		(#)	(#)	($)	Exercisable	Unexercisable
Benoit Desormeaux President and Chief Executive Officer	2017	0	N/A	N/A	1,200,000	0
Patrick Moryoussef Vice-President, Mining operations	2017	0	N/A	N/A	0	0
Michel Crevier Vice-President, Exploration and mine geology	2017	0	N/A	N/A	0	0
Martin Milette Chief Financial Officer	2017	0	N/A	N/A	0	0
Sylvain Duchesne Vice-President, Engineering and Construction	2017	0	N/A	N/A	0	0

The following table indicates for each named executive officer the value vested of all awards and the bonus paid during the 2017 financial year:

Name	Share-based awards Value vested during the year ($)	Non-equity incentive plan compensation Value earned during the year ($)

Benoit Desormeaux	1,251,563	285,773

Patrick Moryoussef	571,742	107,169

Michel Crevier	519,216	86,445

Martin Milette	492,396	96,769

Sylvain Duchesne	283,663	68,089

Compensation Risks

The Board considers that our compensation philosophy as a whole and each of its components individually are aligned with prudent risk management. In particular, the Board is of the view that our objectives for the short-term and long-term incentives do not encourage named executive officers, executive management or employees to take inappropriate or excessive risks. On the contrary, the Board is of the view that these objectives are aligned with creating both short-term and long-term value. The Board is also of the view that the potential clawback of previously paid short-term incentives acts as a safeguard against inappropriate behavior.

Furthermore, our securities trading policy specifically prohibits insiders from short selling or otherwise buying or directly or indirectly being a counterpart to any instrument created to protect against the reduction of the value of our securities.

In 2017, the portion of the President and Chief Executive Officer’s total compensation that was at risk, along with the other named executive officers, is illustrated as follows:

CHIEF EXECUTIVE OFFICER OWNERSHIP POLICY

The Board has adopted an ownership requirement providing that the Chief Executive Officer must hold equity of SEMAFO with a value of at least three times his or her base salary. This requirement is to be attained within five years of becoming the Chief Executive Officer and must be maintained during the tenure as Chief Executive Officer. Mr. Desormeaux meets this requirement.

TERMINATION AND CHANGE OF CONTROL BENEFITS

Since 2009, SEMAFO is a party to a termination agreement with each of the President and Chief Executive Officer and the Chief Financial Officer. Under each agreement, the named executive officer is entitled, only in the event that, within 18 months of the change of control of SEMAFO, his employment be terminated or the scope of his responsibilities substantially reduced, to:

●	24 months of base salary and annual bonus at target

●	over the same period, retain insurance and other benefits

●	accelerated vesting of outstanding options, Restricted shares and Performance shares. All of the outstanding options of Mr. Desormeaux are already vested while Mr. Milette no longer holds any option.

If any of these individuals had been terminated on December 31, 2017, the President and Chief Executive Officer would have received approximately $3,749,000 and the Chief Financial Officer approximately $1,660,000. These amounts assume that all unvested Restricted shares and Performance shares had been paid on December 31, 2017, at the closing price of our common shares on the TSX on that date ($3.57). Under the termination agreements however, the Restricted shares and Performance shares would be paid at the value determined by the Board pursuant to a resolution adopted in this regard and applicable to all holders of Restricted shares and Performance shares.

Compensation vs. performance

PERFORMANCE GRAPH

The graph on the next page compares the performance of our common shares over the last five years to the performance of the S&P/TSX Composite Index and the S&P/TSX Global Gold Index (formerly the S&P/TSX Capped Gold Index). It shows what $100 invested in our shares, the Composite Index and the Global Gold Index at the end of 2012 would be worth at the end of each of the last five completed financial years.

Price	2013/12/31 $	2014/12/31 $	2015/12/31 $	2016/12/31 $	2017/12/31 $
SEMAFO common shares	82	87	103	129	104
Global Gold Index	52	48	43	64	64
Composite Index	110	118	105	123	130
Compensation of named executive officers	4,647,823	5,155,917	5,343,649	4,968,721	4,964,577

The bar chart above shows the variation of total compensation paid to our named executive officers over the same period7. It demonstrates that aggregate compensation generally fluctuates in line with stock performance. For instance, named executive officers’ compensation increased in 2015 as did the value of our shares. Our stock price increased significantly in 2016 while the named executive officers’ compensation decreased but remained essentially stable in 2017 while our stock price decreased. There may be a lag effect but generally, compensation paid to named executive officers follows our stock price. The Board is of the view that, with the introduction of Performance shares in 2016, this correlation will become even stronger over time. As shown on page 39, named executive officers have an important part of their compensation that is “at risk”. This is a testimony to the Board’s alignment beyond the principle of “pay for performance”.

AGGREGATE COMPENSATION VS. CORPORATE PERFORMANCE

In 2017, the aggregate compensation of all named executive officers was $4,964,577, essentially identical to 2016. Had you bought a SEMAFO common share on January 1 and sold it on December 31, 2017, your return on investment would have been (19.2)%. Over two years however, the return on your investment would have been 1.7% while the aggregate compensation of the named executive officers remained essentially flat. This shows that, although there may sometime be a lag effect, SEMAFO stock performance and the compensation of its named executive officers are generally aligned.

7 The bar chart excludes the 2013 Restricted share grants that Mr. Lamarre renounced.

Directors’ compensation

Our independent directors’ compensation philosophy is designed to attract and retain directors who have the skills, experience and expertise to manage our business and affairs8.

To reach this objective, the independent directors’ compensation philosophy includes three components9:

●	annual retainer

●	attendance fee

●	Deferred shares.

The Board believes that these three components allow us to meet the objectives of our independent directors’ compensation philosophy. Since January 1, 2014 however, directors may avail themselves of our Deferred plan to receive all or part of their compensation in Deferred shares rather than cash. In January 2015, the Board, on the recommendation of the Human resources and corporate governance committee, decided that independent directors would no longer be awarded options as part of their compensation but would instead receive Deferred shares.

In 2016, the Human resources and corporate governance committee asked management to review the independent directors’ compensation practices of the following companies in order to adjust, if need be, the compensation of directors:

●	Alacer Gold Corp.

●	Alamos Gold Inc.

●	Argonaut Gold Inc.

●	Endeavour Mining Corporation

●	Oceana Gold Corporation
●	Primero Mining Corp.

●	Silver Standard Resources Inc.

●	Teranga Gold Corporation

●	Torex Gold Resources Inc.

These companies are the same as those mentioned on page 25 that were selected by the Human resources and corporate governance committee for the purposes of reviewing the named executive officers’ compensation. They were selected because their turnover is similar to ours, a factor the Human resources and corporate governance committee and the Board are of the view is relevant when comparing compensation.

Based on such review, the Human resources and corporate governance committee recommended to the Board that no change be made to the compensation of the directors for 2017. However, although the Human resources and corporate governance committee’s practice is to compare the compensation of SEMAFO’s named executive officers and independent directors to our peers’ every other year, it was decided that a review of our peers’ compensation practice would be completed and, as the case may be, implemented in 2018.

[8]	Mr. Benoit Desormeaux, the President and Chief Executive Officer, is not an independent director and does not receive any compensation as Board member.
[9]	Directors are also entitled to the reimbursement of expenses incurred in attending meetings.

The various components of the compensation of the independent directors is further discussed below.

1. Annual retainer

Each independent director is entitled to an annual retainer of $40,000. In addition:

●	the Lead director is entitled to an annual retainer of $15,000

●	the Chair of the Audit committee is entitled to an annual retainer of $12,500

●	the Chair of the Human resources and corporate governance committee is entitled to an annual retainer of $12,500

●	the Chair of the Environmental, health & safety and sustainable development committee is entitled to an annual retainer of $10,000

●	each member of the Audit committee (except the Chair) is entitled to an annual retainer of $5,000

●	each member of the Human resources and corporate governance committee (except the Chair) is entitled to an annual retainer of $5,000

●	each member of the Environmental, health & safety and sustainable development committee (except the Chair) is entitled to an annual retainer of $4,000.

2. Attendance fee

Each Board and committee member (with the exception of Messrs. Lamarre and Desormeaux) is entitled to an attendance fee of $1,250 for each Board or committee meeting attended.

3. Deferred shares

Independent directors receive $80,000 of Deferred shares on an annual basis. The value of each Deferred share so granted is identical to the value of the Restricted shares and Performance shares as discussed on page 29 and based on the same formula.

COMPENSATION OF THE CHAIR OF THE BOARD

Mr. Jean Lamarre has been Chair of the Board since 2000. Mr. Lamarre’s 45 years presence in Africa and regular contacts with government representatives and other African officials was a tremendous asset to SEMAFO. He dealt with demands made by various African stakeholders and played a crucial role in the development and implementation of our positioning strategies on the African continent. Mr. Lamarre passed away on November 22, 2017.

Effective January 1, 2018, Mr. John LeBoutillier was appointed Chair of the Board. Contrary to Mr. Lamarre, Mr. LeBoutillier is independent from management. Accordingly, his compensation as Chair of the Board has been adjusted to $225,000 per year with $100,000 payable in cash and $125,000 payable in Deferred shares.

The following table illustrates the annual retainer and attendance fee components of our compensation philosophy for directors in 2017:

	Annual compensation ($)	Compensation payable to the chair of a committee ($)	Attendance fee for each meeting ($)
Chair	225,000	-	-
Lead director	15,000	-	1,250
Director	40,000	-	1,250
Audit committee	5,000	12,500	1,250
Human resources and corporate governance committee	5,000	12,500	1,250
Environmental, health & safety and sustainable development committee	4,000	10,000	1,250

The following table indicates the total compensation earned in 2017 by the directors10:

Name	Fees earned ($)	Deferred shares ($)	Total ($)
Jean Lamarre	206,250[1]	110,000	316,250
Terence F. Bowles	66,500	80,000	146,500
Flore Konan	57,500	80,000	137,500
John LeBoutillier	80,000	80,000	160,000
Gilles Masson	74,000	80,000	154,000
Lawrence McBrearty	72,500	80,000	152,500
Tertius Zongo	66,500	80,000	146,500
1 As Mr. Lamarre passed away on November 22, 2017, he did not receive any compensation for December.

10 As Mr. Desormeaux does not receive any compensation as a director of SEMAFO, his name does not appear in the following tables.

The following table indicates for each director all awards outstanding on December 31, 2017:

Option-based Awards

Name	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Value of unexercised in-the-money options[3] ($)	Payout value of vested Deferred shares not paid out[4] ($)
Jean Lamarre	150,000	2.03	Aug. 17, 2019[1]	231,000	643,703
	200,000	4.70	Jan. 11, 2020[1]	-
Terence F. Bowles	0	-	-	-	261,690
Flore Konan	0	-	-	-	212,144
John LeBoutillier	49,407	3,71	Jan. 23, 2019	-	248,788
	30,000	1.40	Jan. 12, 2019	65,100
	20,000	2.03	Aug. 17, 2019	30,800
	35,000	4.70	Jan 11, 2020	-
	67,794	3.15	Jan. 24, 2018[2]	28,473
Gilles Masson	49,407	3,71	Jan. 23, 2019	-	248,788
	30,000	1.40	Jan. 12, 2019	65,100
	20,000	2.03	Aug. 17, 2019	30,800
	35,000	4.70	Jan. 11, 2020	-
	17,794	3.15	Jan. 24, 2018[2]	7,473
Lawrence McBrearty	0	-	-	-	248,788
Tertius Zongo	22,232	3.71	Jan. 23, 2019	-	265,517

1

Under both the Original Plan and the 2010 plan, when an optionee passes away, outstanding vested options may be exercised until the earlier of (i) the fixed expiry date of the option, and (ii) the date that is 365 days following the death of the Optionee. Accordingly, Mr. Lamarre’s options will expire on November 22, 2018.

2

On January 24, 2018, we were in a blackout period and all insiders were hence prohibited from trading in our securities. This blackout period ends on March 7, 2018. Accordingly, as per the terms of both the Original plan and the 2010 plan, the options that expired on January 24, 2018 can be exercised until the date that is ten business days following the end of the blackout period. For more information on the Original plan and the 2010 plan, see pages 32 to 36.

3	Calculated based on the difference between the exercise price of the options and the closing price of our common shares on December 31, 2017 ($3.57).
4	Calculated based on the closing price of our common shares on December 31, 2017 ($3.57).

The following table gives you more information about the number of options exercised, underlying shares sold and value realized by each director during the financial year ended December 31, 2017:

Name	Year	Options exercised (#)	Underlying shares sold	Aggregate value realized	Unexercised options at December 31, 2017[1]
			(#)	($)	Exercisable	Unexercisable
Jean Lamarre	2017	0	N/A	N/A	350,000	0
Terence F. Bowles	2017	0	N/A	N/A	0	0
Flore Konan	2017	0	N/A	N/A	0	0
John LeBoutillier	2017	15,000	0	N/A2	202,201	0
Gilles Masson	2017	0	N/A	N/A	152,201	0
Lawrence McBrearty	2017	0	N/A	N/A	0	0
Tertius Zongo	2017	78,691	78,691	53,378	22,232	0

1    As our last options were issued in 2014, all of our outstanding options have vested.

2    Mr. LeBoutillier kept all shares underlying his exercised options and still owns them at the date of this circular.

Other Information

DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE

We maintain liability insurance for directors and officers. The annual premium paid in respect of this insurance is $158,560, and the total amount of insurance purchased is $50,000,000, subject to a deductible amount of $200,000. The policy contains certain exclusions. No claim has ever been made.

Corporate governance practices

You will find in Appendix A our Corporate Governance Practices.

FINANCIAL INFORMATION

Additional information for the financial year ended December 31, 2017 is provided in our consolidated financial statements, in the related management’s discussion and analysis of operating results and in our annual information form, where you will also find more information on the Audit committee and its members in the Audit committee Information section. Copies of these and other documents and additional information relating to SEMAFO are available on the SEDAR website at www.sedar.com and are also available on our website at www.semafo.com. You may also obtain them free of charge upon request to our corporate secretary at:

SEMAFO Inc.

100, Alexis-Nihon Blvd. 7th Floor

Saint-Laurent (Québec) H4M 2P3

Canada

DELIVERY OF MEETING MATERIAL

The meeting material is sent to both registered and non-registered shareholders. If you are a non-registered shareholder and either us or your agent has sent this material directly to you, your name, address and information about your SEMAFO shares have been obtained from your nominee in accordance with securities laws. By sending this material to you directly, we (and not your nominee) have assumed responsibility for:

●	delivering the material to you
●	executing your voting instructions.

Please return your voting instructions as specified in the request for voting instructions.

We do not intend to pay for a proximate intermediary to send the proxy-related material and request for voting instructions made by an intermediary to non-registered shareholders who are objecting beneficial owners (known as OBOs). Consequently, if you are an OBO, you may not receive our proxy-related materials unless an intermediary assumes the costs of the delivery.

SHAREHOLDER PROPOSALS

You have until December 31, 2018 to submit a shareholder proposal for consideration at the 2019 annual shareholders meeting.

WEBSITE

You will find on our website various additional governance documents, including:

●	our Articles and By-Laws
●	our Advance notice policy
●	our Majority voting policy
●	the Mandate of the Board
●	the Mandate of the Chair of the Board
●	the Mandate of the Audit committee
●	the Mandate of the Human resources and corporate governance committee
●	the Mandate of the Environmental, health & safety and sustainable development committee
●	the Mandate of the President and Chief Executive Officer
●	our Anti-corruption Policy, and
●	corporate social responsibility documents, such as our Environmental Policy.

You can find all of these documents and other information regarding SEMAFO on our website at www.semafo.com. All references to our website are for your information only and the information it contains is not part of this circular.

DIRECT REGISTRATION SYSTEM

You have the possibility to avail yourself of the Direct Registration System (known as DRS). DRS allows you to own your SEMAFO shares directly with Computershare rather than in the name of a nominee or of holding a physical share certificate. For more information on the DRS, please contact Computershare at 514-982-7555 or toll free at 1-800-564-6253.

Appendix A – Corporate Governance Practices

The following compare our governance practices against the requirements of National Policy 58-201- Corporate Governance Guidelines which is an initiative of the Canadian Securities Administrators. We are regularly adjusting our governance practices as regulatory changes, governance trends and our context evolve.

CSA Governance Guidelines	SEMAFO’s Practices

1. Board of Directors--
(a) Disclose the identity of the directors who are independent.	The Board has determined, after reviewing the roles and relationships of each director, that:
● Terence F. Bowles
● Flore Konan
● John LeBoutillier
● Gilles Masson
● Lawrence McBrearty
● Tertius Zongo
are all independent. In order to make that determination, the Board obtained information from the nominee directors by way of a questionnaire.

(b) Disclose the identity of directors who are not independent, and describe the basis of that determination.	Mr. Desormeaux is our President and Chief Executive Officer and, accordingly, is not independent.

(c) Disclose whether or not a majority of the directors are independent.	Six of the seven nominee directors are independent, namely:
● Terence F. Bowles
● Flore Konan
● John LeBoutillier
● Gilles Masson
● Lawrence McBrearty
● Tertius Zongo.

CSA Governance Guidelines	SEMAFO’s Practices

(d)     If a director is presently a director of any other issuer that is a reporting issuer (or the equivalent) in a jurisdiction or a foreign jurisdiction, identify both the director and the other issuer.

Flore Konan is a member of the board of directors of:
● ECOBANK Côte-d’Ivoire (BRVM– ECOC).
John LeBoutillier is a member of the board of directors of: ● Mazarin Inc. (NEX – MAZ.H)
● Asbestos Corporation Limited (NEX – AB.H)
● Stornoway Diamond Corporation (TSX – SWY). Gilles Masson is a member of the board of directors of:
● RNC Minerals (formerly known as Royal Nickel Corporation; TSX – RNX). Tertius Zongo is a member of the board of directors of:
● ECOBANK Côte-d’Ivoire (BRVM– ECOC).

(e)     Disclose whether or not the independent directors hold regular scheduled meetings at which members of management are not in attendance. Disclose the number of meetings held during the preceding 12 months.

Independent directors meet in camera at the end of each meeting of the Board and Board committees. The Lead Director chaired all in camera sessions of the Board in 2017. In 2017, five in camera sessions took place out of a total of five Board meetings.

(f) Disclose whether or not the chair of the board is an independent director, disclose the identity of the independent chair, and describe his or her role and responsibilities.

Mr. John LeBoutillier was appointed Chair of the Board effective January 1, 2018 after Mr. Jean Lamarre passed away in November 2017. Up to his appointment, Mr. LeBoutillier was the Lead director of the Board. As Mr. LeBoutillier is independent, the Board no longer has a Lead director.

The principal roles and responsibilities of the Chair of the Board are:
● Chair Board and shareholders meetings
● Attend meetings of the committees of the Board, if convenient
● Ensure that the strategic plan is communicated to the Board and that all material issues are approved by the Board on a timely basis
● Plan and organize Board activities, including Board meeting agendas
● Serve as the Board’s spokesperson in its dealings with the President and Chief Executive Officer

CSA Governance Guidelines	SEMAFO’s Practices
● Ensure that the Board has all necessary information to carry out its duties and make informed decisions
● Act as the resource person and advisor with respect to the performance of the President and Chief Executive Officer
● Lead the directors’ annual evaluation process. You will find the Mandate of the Chair of the Board on our website at www.semafo.com.

(g) Disclose the attendance record of each director for all board and committee meetings held since the beginning of the most recently completed financial year.	You will find this information in the respective director nominee biography beginning on page 11.
2. Board Mandate—Disclose the text of the board’s written mandate.	You will find the Board mandate in Appendix B.
3. Position Descriptions—
(a) Disclose whether or not the board has developed written position descriptions for the chair and the chair of each board committee.

The Board has adopted a Mandate for the Chair of the Board which you will find on our website at www.semafo.com. The Board has also adopted written position descriptions for the Chair of each Board committee. You will find these descriptions in the Mandate of each such committee. The Mandate of the Human resources and corporate governance committee is in Appendix C while the Mandate of every other Board committee is on our website.

(b) Disclose whether or not the board and chief executive officer have developed a written position description for the chief executive officer.	The Board, together with the President and Chief Executive Officer, have developed and adopted a Mandate for the President and Chief Executive Officer. His tasks include:
● Convey our values throughout the organization and to stakeholders
● Oversee the strategic plan and development initiatives
● Assume the leadership of an efficient and qualified team of executives to ensure the diligent execution of the strategic plan
● Oversee and evaluate executive performance and report to the Human resources and corporate governance committee in respect thereof
● Ensure that the Board is kept abreast of all material business developments.

CSA Governance Guidelines	SEMAFO’s Practices
You can find the Mandate of the President and Chief Executive Officer on our website at www.semafo.com.

4. Orientation and Continuing Education--

(a)   Briefly describe what measures the board takes to orient new members regarding

i. the role of the board, its committees and its directors, and

ii. the nature and operation of the issuer’s business.

The Human resources and corporate governance committee is responsible for ensuring that an orientation program is established for new directors. Upon joining the Board, new directors are provided with:

● documentation related to their role as director
● a schedule of the regular meetings of the Board and of its committees
● the mandate of the Board and of each Board committee
● the mandate of each of the Chair of the Board and the President and Chief Executive Officer
● our corporate policies
● our organization chart
● a list of our mining properties
● other relevant information.

This information is periodically updated.

(b) Briefly describe what measures, if any, the Board takes to provide continuing education for its directors.

The Human resources and corporate governance committee is responsible for providing Board members with continuing education opportunities. At every meeting of the Board, directors have an opportunity to hear presentations by executive management on various topics regarding our operations. Furthermore, Board members have in the past travelled to Africa where they visited our operations and were provided with in-depth descriptions of all aspects of our business. At these occasions, directors meet with geologists, engineers and employees. Directors also get first-hand knowledge of our sustainable development initiatives. These visits increase the directors’ knowledge of our operations and the Board is of the view that good governance mandates that it periodically meet in Africa to have on-hand knowledge of on-site developments. Furthermore, the members of the Environmental, health & safety and sustainable development committee also periodically meet in Africa and tour our mining sites to adequately fulfill the mandate of this committee. For more information on continuing education initiatives in 2017, see page 18.

CSA Governance Guidelines	SEMAFO’s Practices
5. Ethical Business Conduct--

(a)     Disclose whether or not the board has adopted a written code for its directors, officers and employees. If the board has adopted a written code:

● disclose how an interested party may obtain a copy of the written code;

● describe how the board monitors compliance with its code; and

● provide a cross-reference to any material change report filed since the beginning of the issuer’s most recently competed financial year that pertains to any conduct of director or executive officer that constitutes a departure from the code.

Several years ago, the Board, upon the recommendation of the Human resources and corporate governance committee, adopted a new Code of conduct. The Code of conduct is applicable to directors, management and non- unionized employees. Ever since its enactment, new employees are asked to read and sign the code. Board members and employees are asked every year to read and sign the Code of conduct. The Human resources and corporate governance committee monitors compliance with the Code of conduct which was filed on SEDAR at www.sedar.com and is available on our website at www.semafo.com. Our Code of Conduct is reviewed and, if necessary, updated annually. No departure from the Code of conduct occurred in 2017.

(b) Describe any steps the board takes to ensure directors exercise independent judgment in considering transactions and agreements in respect of which a director or executive officer has a material interest.

The director having such an interest would not be present during the deliberations concerning the proposed transaction and would not vote on the matter. For example, in 2015, we selected a subsidiary of Industrial Alliance, Insurance and Financial Services Inc. to manage the pension component newly offered to our expatriate employees. Mr. LeBoutillier, then the Lead director of the Board, was chairman of the board of Industrial Alliance, Insurance and Financial Services Inc at the time. Management recommended this company to the Human resources and corporate governance committee after conducting a tender process. Mr. LeBoutillier, who chairs the Human resources and corporate governance committee, excused himself from the meeting when the results of the tender process were presented to the members of this committee, did not take part in any discussion relating to this matter and did not vote on the resolution adopted by the other members of this committee recommending to the Board the execution of a contract with the subsidiary of Industrial Alliance. Mr. LeBoutillier did not vote on the matter either when it came to the Board. Furthermore, Mr. Desormeaux is not present when his annual compensation is discussed and does not vote on the matter.

CSA Governance Guidelines	SEMAFO’s Practices

6.     Nomination of Directors--

(a)    Describe the process by which the board identifies new candidates for board nominees.

(b)    Disclose whether or not the board has a nominating committee composed entirely of independent directors.

(c)    If the board has a nominating committee, describe the responsibilities, powers and operation of the nominating committee.

The Human resources and corporate governance committee, which is composed entirely of independent directors, is responsible for proposing to the Board nominees to the position of director. This committee could hire a recruiting firm to seek out candidates that have the skills, experience and expertise required to join the Board. With the departure of Mr. Lamarre, the Board is actively seeking a new director to fill the vacancy. You will find the Mandate of the Human resources and corporate governance committee in Appendix C.

The Board has adopted a policy regarding majority voting for the election of directors. The policy is described under Nominee Directors – Policy on Majority Voting on page 9 of this circular.

7. Compensation--
(a) Describe the process by which the board determines the compensation for your company’s directors and officers.

The Human resources and corporate governance committee is entrusted with making recommendations to the Board in this regard. Although in the past the Human resources and corporate governance committee has worked from time to time with an independent consultant to help in this process, management is now more involved in collecting and analyzing compensation data. The process by which the Board determines the compensation of named executive officers and independent directors is explained on pages 24 to 26 and 42 and 43, respectively.

(b) Disclose whether or not the board has a compensation committee composed entirely of independent directors.	The Human resources and corporate governance committee also assumes the role of a compensation committee and is composed entirely of independent directors.

(c) If the board has a compensation committee, describe the responsibilities, powers and operation of the compensation committee.	You will find the Mandate of the Human resources and corporate governance committee in Appendix C.

CSA Governance Guidelines	SEMAFO’s Practices

(d)    If a compensation consultant or advisor has, at any time since the beginning of the issuer’s most recently completed financial year, been retained to assist in determining compensation for any of the issuer’s directors and officers, disclose the identity of the consultant or advisor and briefly summarize the mandate for which they have been retained. If the consultant or advisor has been retained to perform any other work for the issuer, state the fact and briefly describe the nature of the work.

No compensation consultant provided services in 2017.

8. Other Board Committees-- If the board has standing committees other than the audit, compensation and nominating committees identify the committees and describe their function.

The Board also has an Environmental, health & safety and sustainable development committee. The Environmental, health & safety and sustainable development committee is composed of four independent directors. You will find the mandate of this committee on our website at www.semafo.com.

9. Assessments-- Disclose whether or not the board, its committees and individual directors are regularly assessed with respect to their effectiveness and contribution.

While Mr. Lamarre was alive, the Chair of the Board and the Lead director met in private on a regular basis to discuss the performance and effectiveness of the independent members of the Board, the Board itself and the committees of the Board. The Chair of the Board also regularly discussed privately these issues with individual Board members as well as during meetings of the Board. The Lead director was also entrusted with additional responsibilities regarding our assessment and succession planning processes, including:

●   Together with the Chair of the Board, leading the Board’s annual evaluation process of directors

●   Together with the Chair of the Board, leading the Board’s succession process with respect to the President and Chief Executive Officer.

The Human resources and corporate governance committee also monitors every year the result of nominee director’s election in accordance with our majority voting policy. For more information on this policy, see page 9.

CSA Governance Guidelines	SEMAFO’s Practices

10. Director Term Limits and Other Mechanisms of Board Renewal - Disclose whether or not the issuer has adopted term limits for the directors on its board or other mechanisms of board renewal and, if so, include a description of those director term limits or other mechanisms of board renewal. If the issuer has not adopted director term limits or other mechanisms of board renewal, disclose why it has not done so.

The Board is firmly committed beyond the principle of board renewal. Of seven Board nominees, one has been on the Board for three years, four have been directors for eight years or less while two have enjoyed a longer tenure. The Board is of the view that this strikes the right balance between experience and the need for fresh perspectives. During 2015, at the Board’s request, the Human resources and corporate governance committee conducted a review of board renewal mechanisms of the companies that then composed our “African Gold Index” (see page 10). The Human resources and corporate governance committee asked management to review the proxy material of these companies in order to have a better understanding of practices in regards to board renewal. Based on this review, and given that, on the Board:

●   directors’ average tenure is 7.86 years

●   directors’ average age is 64 years old, and

●   the very successful approval rate of the nominee directors,

the Board, on the recommendation of the Human resources and corporate governance committee, decided that it will not for the time being impose either a mandatory retirement age or a term limit on directors.

11.    Policies Regarding the Representation of Women on the Board - Disclose whether the issuer has adopted a written policy relating to the identification and nomination of women directors. If the issuer has not adopted such a policy, disclose why it has not done so.

The Board has not adopted a policy specifically addressing gender diversity on the Board. Due to its limited size, the Board is of the view that it is not necessary for the time being to have a gender diversity policy but is open to adopting such a policy in the future.

12.    Consideration of the Representation of Women in the Director Identification and Selection Process -- Disclose whether and, if so, how the board or nominating committee considers the level of representation of women on the board in identifying and nominating candidates for election or re-election to the board. If the issuer does not consider the level of representation of women on the board in identifying and nominating candidates for election or re-election to the board, disclose the issuer’s reasons for not doing so.

The Board does not consider the level of representation of women in identifying and nominating candidates for election or reelection to the Board. Mrs. Flore Konan’s gender was not a factor when the Board sought a new Board nominee in 2015 and selected Mrs. Konan for nomination. The selection of Mrs. Konan stands from the Board’s commitment to build a better board with the relevant skills and experiences to function efficiently in managing our business and affairs. The Board is of the view that diversity helps build stronger board of directors but that the road to diversity may take different forms. Semafo is proud to have two Africans on the Board and believes that, in our particular context, diversity is well served on the Board.

CSA Governance Guidelines	SEMAFO’s Practices

13. Consideration Given to the Representation of Women in Executive Officer Appointments — Disclose whether and, if so, how the issuer considers the level of representation of women in executive officer positions when making executive officer appointments. If the issuer does not consider the level of representation of women in executive officer positions when making executive officer appointments, disclose the issuer’s reasons for not doing so.

SEMAFO believes in diversity and inclusion at all levels in the workplace, including in the executive positions. We are committed to ensuring that no barrier or bias exists in our environment and our Code of Conduct prohibits any type of discrimination. However, we do not consider the level of representation of women in executive officer positions when making executive officer appointments. Our succession plans are such that, over time, women will be appointed to executive positions.

14. Issuer’s Targets Regarding the Representation of Women on the Board and in Executive Officer Positions

(a)  Disclose whether the issuer has adopted a target regarding women on the issuer’s board. If the issuer has not adopted a target, disclose why it has not done so.

We have not adopted any such targets. Given our size, measurable objectives in relation to gender would not be appropriate. As we grow and require more employees, we will consider adopting gender and other diversity targets with respect to either or both director and executive officers’ positions.

(b) Disclose whether the issuer has adopted a target regarding women in executive officer positions of the issuer. If the issuer has not adopted a target, disclose why it has not done so.

Several years ago, we implemented a development plan for our national workforce. This plan is now coming to maturity and, accordingly, many Burkinabè are being promoted to managerial and trainer positions in Burkina Faso.

15. Number of Women on the Board and in Executive Officer Positions (a) Disclose the number and proportion (in percentage terms) of directors on the issuer’s board who are women.	At your 2018 meeting, you will be asked to reelect Mrs. Flore Konan to the Board. If elected, one out of seven directors will be a woman, or 14% of Board members.
(b) Disclose the number and proportion (in percentage terms) of executive officers of the issuer, including all major subsidiaries of the issuer, who are women.

Three women are part of the senior management team. From 2013 to 2018, we almost doubled the number of Burkinabè in managerial positions at Mana where they now account for approximately 34% of total managers. And at Boungou, approximately 46% of managers are Burkinabè.

Appendix B – Mandate Of The Board Of Directors

1.            Duties

The Board of Directors (the “Board”) of Semafo Inc. (the “Corporation”) is responsible for the stewardship of the Corporation and for supervising the management of its business and affairs.

In fulfilling its duties, the Board oversees:

Strategic Planning

●	The Corporation’s strategic direction and, on an annual basis, reviews and approves its strategic and business plans

●	The Corporation’s annual financial objectives and, on an annual basis, reviews and approves its budgets and execution plans.

Operations

●	The Corporation’s operations, including comparing the objectives identified in the annual strategic and business plans and financial budgets to actual results with the view of ensuring that its assets are efficiently managed.

Risks

●	The identification of the principal business risks and the establishment of appropriate policies and risk management systems aimed at managing these risks.

Executive Management

●	The appointment, assessment, compensation and succession planning of executive management.

Integrity

●	The integrity of the Corporation’s internal controls, information and financial management systems

●	The implementation of policies and systems aimed at increasing accountability, ensuring compliance with applicable laws and with auditing and accounting principles

●	The implementation of policies and systems aimed at ensuring the respect of the business conduct standards in all countries in which the Corporation operates.

Governance

●	The Corporation’s approach to corporate governance

●	The implementation of policies and systems aimed at accurate, timely and full public disclosure of information material to the Corporation.

Environment and Sustainable Development

●

The implementation of policies and systems aimed at positioning the Corporation as a responsible mining Corporation in environmental, health and safety and sustainable development matters in the countries in which it operates.

Financial Reporting and Material Transactions

●

And approves the “Annual Information Form”, the quarterly and annual financial statements and related “Management’s Discussion and Analysis of financial and operating results” as well as press releases

●	And approves material transactions out of the ordinary course of business.

2.                 Board Committees

In fulfilling its duties, the Board may from time to time establish committees of the Board, delegate responsibilities to, appoint Board members of as well as a Chair for each such committee. The Board’s current committees are the Audit committee, the Human Resources and Corporate Governance Committee and the Environmental, health & safety and sustainable Development Committee.

3.                 Assessment of the Board and Board Committees’ Efficiency

The Board shall assess on an annual basis its own efficiency as well as that of each Board committee. The Board may request the Human Resources and Corporate Governance Committee to assist the Board in this regard.

4.                 Composition

The Board is composed of a minimum of three directors and of a maximum of 15 directors.

A majority of directors shall be independent directors as prescribed by the Canadian Securities Administrators and determined by the Board.

5.                 Chair

The Chair of the Board shall be an independent director or, as the case may be, an independent director shall be appointed as Lead Director.

The role of the Chair of the Board and of the Lead Director (if any) is set forth in their respective Mandate.

6.                 Meetings

The Board meets at least five times a year at locations, dates and times it determines.

The Chair of the Board may convene a meeting at any time.

7.                 Organization

The Corporation’s secretary acts as Board secretary.

Before each Board meeting, the secretary distributes the agenda and the information required for discussion and decision-making purposes. The secretary records the minutes of each Board meeting in a register kept for this purpose.

8.                 Quorum and Decisions

The Board quorum is the majority of directors.

Subject to the quorum being reached, the Board makes its decisions by a majority of the votes cast by attending directors.

9.                 Outside Advisors

In fulfilling its duties, the Board may retain legal, accounting or other advisors.

Appendix C – Mandate Of The Human Resources And Corporate Governance Committee

1.            Duties

The role of the Human Resources and Corporate Governance Committee (the “Committee”) of SEMAFO Inc. (the “Corporation”) is to assist the Board of Directors (the “Board”) in its oversight of:

●	The appointment, assessment, compensation and succession planning of executive management

●	The Corporation’s approach to corporate governance

●	The establishment of policies and systems aimed at accurate, timely and full public disclosure of information material to the Corporation.

In fulfilling its duties, the Committee:

Human Resources

●	Reviews and recommends to the Board for approval the adequacy and form of compensation of Board members to ensure that their compensation realistically reflects their risks and responsibilities

●	Reviews and recommends to the Board for approval the overall compensation strategy and yearly compensation of executive management

●	Recommends to the Board for approval grants of stock options under the Corporation’s stock option plans

●	Recommends to the Board for approval grants of restricted share units and performance share units under the Corporation’s Restricted Share Unit Plan

●	Recommends to the Board for approval grants of deferred share units under the Corporation’s Deferred Share Unit Plan

●	If so requested by the Board, assesses the efficiency of the Board and of Board committees

●	Recommends new candidates for the position of director to the Board, as appropriate

●	Orients new Board members regarding the role of the Board and of its committees and the Corporation’s business

●	Provides Board members with continuing education opportunities.

Corporate Governance

●	Develops, reviews and recommends to the Board for approval the Corporation’s corporate governance principles, processes and policies

●	Reviews and recommends to the Board for approval the Management Proxy Circular prepared in connection with shareholders’ meetings.

2.            Composition

The Committee is composed of at least three Corporation directors appointed by the Board for a mandate of one year or for any other period set by the Board.

All Committee members shall be independent directors as prescribed by the Canadian Securities Administrators and determined by the Board.

3.             Chair

The Chair of the Committee is appointed by the Board. In the event of the Chair’s inability to attend a meeting, the Committee members shall appoint a chair for such meeting.

The Chair of the Committee:

●	Chairs all Committee meetings

●	Ensures the fulfillment of the Committee mandate

●	Reports on Committee activities to the Board

●	Ensures that this mandate is reviewed annually by the Committee members to recommend to the Board any appropriate changes.

4.             Meetings

The Committee meets at least twice a year at locations, dates and times it determines.

The Chair of the Committee may convene a meeting at any time.

5.             Organization

The Corporation’s secretary acts as Committee secretary.

Before each Committee meeting, the secretary distributes the agenda and the information required for discussion and decision-making purposes. The secretary records the minutes of each Committee meeting in a register kept for this purpose.

6.             Quorum and Decisions

The Committee quorum is the majority of Committee members.

Subject to the quorum being reached, the Committee makes its decisions by a majority of the votes cast by attending members.

7.             Outside Advisors

In fulfilling its duties, the Committee may retain legal, accounting or other advisors.